Filed Pursuant to Rule 424(b)5
File No. 333-198523

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fees
6.25% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share	8,050,000(1)	$50	$402,500,000(2)	$46,770.50(2)
Common Stock, par value $0.01 per share	39,850,720(3)	—	—	—(4)

(1)	Includes 1,050,000 additional shares of 6.25% Mandatory Convertible Preferred Stock, Series A (the “Mandatory Convertible Preferred Stock”) issuable upon exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The number of shares of common stock to be registered is based on the maximum number of shares of common stock into which 8,050,000 shares of the Mandatory Convertible Preferred Stock can be converted, which is 4.9504 shares of our common stock per share of the Mandatory Convertible Preferred Stock as described in this prospectus supplement, or a maximum total of 39,850,720 shares of common stock. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the Mandatory Convertible Preferred Stock as a result of the anti-dilution provisions thereof. as amended.
(4)	Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee payable with respect to the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 14, 2015)

7,000,000 Shares

WPX Energy, Inc.

6.25% Series A Mandatory Convertible Preferred Stock

We are offering 7,000,000 shares of our 6.25% Series A Mandatory Convertible Preferred Stock, which we refer to in this prospectus supplement as our mandatory convertible preferred stock.

Dividends on our mandatory convertible preferred stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of 6.25% of the liquidation preference of $50 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, or in any combination of cash and shares of our common stock on January 31, April 30, July 31 and October 31 of each year, commencing on October 31, 2015 and ending on, and including, July 31, 2018.

Each share of our mandatory convertible preferred stock has a liquidation preference of $50. Each share of our mandatory convertible preferred stock will automatically convert on the third business day immediately following the last trading day of the final averaging period into between 4.1254 and 4.9504 shares of our common stock (respectively, the “minimum conversion rate” and “maximum conversion rate”), each subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding July 31, 2018, which we refer to herein as the “final averaging period.” At any time prior to July 31, 2018, a holder may convert one share of our mandatory convertible preferred stock into a number of shares of our common stock equal to the minimum conversion rate of 4.1254, subject to anti-dilution adjustments. If a holder converts one share of our mandatory convertible preferred stock during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount (as described herein).

We intend to use the net proceeds of this offering, the net proceeds from our concurrent common stock and senior notes offerings (together, the “Concurrent Offerings”), cash on hand and borrowings under our revolving credit facility to finance the acquisition of RKI Exploration & Production, LLC (“RKI”), including the repayment of certain debt of RKI as described in this prospectus supplement, and to pay related fees and expenses. This offering is not contingent on the consummation of the Acquisition (as defined herein) or the Concurrent Offerings. If the Acquisition has not closed on or prior to November 30, 2015 (the “Outside Date”) or if an acquisition termination event (as defined herein) occurs, we may, at our option, redeem the mandatory convertible preferred stock as further described herein. If we do not complete the Acquisition, we may decide not to exercise our acquisition termination option, in which case we would use the net proceeds from this offering for working capital needs or general corporate purposes (including the repayment of indebtedness and other acquisitions). Accordingly, if you decide to purchase mandatory convertible preferred stock in this offering, you should be willing to do so whether or not we complete the Acquisition or the Concurrent Offerings.

Prior to this offering, there has been no public market for the mandatory convertible preferred stock. We intend to apply to list the mandatory convertible preferred stock on the New York Stock Exchange under the symbol “WPXP.” Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “WPX.” On July 16, 2015, the last reported sale price for our common stock on the NYSE was $10.34 per share.

Investing in the mandatory convertible preferred stock involves risks. See “Risk Factors” beginning on page S-29 of this prospectus supplement.

	Per share	Total
Public offering price	$50.00	$350,000,000
Underwriting discount	$1.50	$10,500,000
Proceeds, before expenses, to WPX Energy, Inc.	$48.50	$339,500,000

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 1,050,000 shares of mandatory convertible preferred stock at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the mandatory convertible preferred stock to investors on or about July 22, 2015.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Citigroup
J.P. Morgan	Wells Fargo Securities	BNP PARIBAS

Joint Lead Manager

BBVA

Co-Managers

Credit Agricole CIB	MUFG	RBC Capital Markets
Scotia Howard Weil	US Bancorp	TD Securities
BB&T Capital Markets	BOSC, Inc.	Credit Suisse

Prospectus Supplement dated July 16, 2015.

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the mandatory convertible preferred stock. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the mandatory convertible preferred stock only in places where offers and sales are permitted.

S-i

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus supplement and the accompanying base prospectus. As allowed by the SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as the accompanying base prospectus, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus supplement and the accompanying base prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should rely only on the information provided in this prospectus supplement, the accompanying base prospectus, together with any information incorporated by reference, and any free writing prospectus. We have not authorized any person to provide you with any additional or different information. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference herein or therein is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus supplement, nor any accompanying base prospectus, nor any sale made under this prospectus supplement and any accompanying base prospectus will, under any circumstances, imply that the information in this prospectus supplement or any accompanying base prospectus is correct as of any date after this prospectus supplement or any accompanying base prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement or any accompanying base prospectus (or any document previously incorporated by reference herein or therein) will supersede the information in this prospectus supplement or such accompanying base prospectus (or such document previously incorporated by reference herein or therein).

In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, “WPX,” “we,” “our,” “our company” and “us” refer to WPX Energy, Inc., a Delaware corporation, and all of its subsidiaries and do not include RKI and its subsidiaries.

Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, assumes the completion of the Concurrent Offerings, and that the underwriters for this offering and the concurrent offering of common stock do not exercise their options to purchase additional shares of mandatory convertible preferred stock or common stock. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Acquisition.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and in the accompanying base prospectus include forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included in any of the foregoing documents that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;
•	Expansion and growth of our business and operations;
•	Financial condition and liquidity;
•	Business strategy;
•	Estimates of proved natural gas and oil reserves;
•	Reserve potential;
•	Development drilling potential;
•	Cash flow from operations or results of operations;
•	Acquisitions or divestitures, including the consummation of the Acquisition and its effects on us;
•	Seasonality of our business; and
•	Natural gas, natural gas liquids (“NGLs”) and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference herein or therein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•

Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices and the availability and cost of capital;

•

Inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

S-iii

•

Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

•	Changes in maintenance and construction costs;
•	Changes in the current geopolitical situation;
•	Our exposure to the credit risk of our customers;
•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;
•	Risks related to transaction and acquisition-related costs in connection with the Acquisition;
•	Risks associated with future weather conditions;
•	Acts of terrorism; and
•	Additional risks described in our filings with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus supplement or the accompanying base prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions or otherwise.

S-iv

NON-GAAP FINANCIAL MEASURES

We refer to the term Adjusted EBITDAX (as described in “Summary—Summary Historical Consolidated Financial Data of WPX” and “Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information”) in various places in this prospectus supplement. Adjusted EBITDAX is a supplemental financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). This measure excludes a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our measurement of Adjusted EBITDAX may not be comparable to those of other companies. Please see “Summary—Summary Historical Consolidated Financial Data of WPX” for a discussion of our use of such measure and a reconciliation of Adjusted EBITDAX to the most closely comparable financial measure calculated in accordance with GAAP.

We also refer to PV-10 in this prospectus supplement (as described in “Summary—Summary Historical Reserve and Operating Data of WPX”). The present value of estimated future net revenues discounted at an annual rate of 10 percent (“PV-10”) is not a GAAP financial measure and is derived from the standardized measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

S-v

GLOSSARY OF OIL AND GAS TERMS

In this prospectus supplement, the following terms have the meanings specified below.

Barrel—means one barrel of petroleum products that equals 42 U.S. gallons.

Bcf—means one billion cubic feet.

Bcfe—means one billion cubic feet of gas equivalent determined using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

Boe—means one barrel of oil equivalent, calculated by converting natural gas volumes to equivalent oil barrels at a ratio of six Mcf to one barrel of oil.

LOE—means lease and other operating expense excluding production taxes, ad valorem taxes and gathering, processing and transportation fees.

MBbls—means one thousand barrels.

MBbls/d—means one thousand barrels per day.

Mcf—means one thousand cubic feet.

Mcfe—means one thousand cubic feet of gas equivalent using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

MMBbls—means one million barrels.

MBoe—means one thousand barrels of oil equivalent.

MBoe/d—means one thousand barrels of oil equivalent per day.

MMboe—means one million barrels of oil equivalent.

MMbtu—means one million British Thermal Units.

MMcf—means one million cubic feet.

MMcf/d—means one million cubic feet per day.

MMcfe—means one million cubic feet of gas equivalent using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

MMcfe/d—means one million cubic feet of gas equivalent per day using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

Net acres—means gross acreage multiplied by working interest percentage.

NGLs—means natural gas liquids; natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

S-vi

SUMMARY

This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in our mandatory convertible preferred stock.

Our Company

Incorporated in 2011, we are an independent oil and natural gas exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on developing and growing our oil positions in the Williston Basin in North Dakota and the San Juan Basin in the southwestern United States and on profitably exploiting our significant natural gas reserves base and related NGLs in the Piceance Basin of the Rocky Mountain region. On July 13, 2015, we executed an agreement to make our entry into the Delaware Basin (which is a subset of the Permian Basin), as described below under “—RKI Acquisition.”

We have built a geographically diverse portfolio of natural gas and oil reserves through organic development and strategic acquisitions. Our domestic proved reserves at December 31, 2014 were 4,360 Bcfe. As of December 31, 2014, our domestic reserves reflect a mix of 72 percent natural gas, 18 percent crude oil and 10 percent NGLs. During 2014, we replaced our domestic production for all commodities at a rate of 94 percent. For oil alone, we replaced 421 percent of our oil production during 2014. Our Piceance Basin operations form the majority of our proved reserves and current production, providing a low-cost, scalable asset base.

Our principal areas of operation are the Williston Basin in North Dakota, the San Juan Basin in New Mexico and Colorado, and the Piceance Basin in Colorado. Pending the closing of the Acquisition (as defined in “—RKI Acquisition”), we will have an additional core operating area in the Delaware Basin, which spans parts of New Mexico and Texas.

Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus supplement or the accompanying base prospectus, the information on or accessible through our website is not a part of this prospectus supplement or the accompanying base prospectus.

Our Business Strategy

Our business strategy is to create shareholder value by increasing production over time of oil, natural gas, and NGLs, expanding our margins, and finding and developing reserves.

Focused, Long-Term Portfolio Management. We are focused on long-term profitable growth. Our objective over time is to grow our production within our cash flow. With that in mind, we regularly evaluate the performance of our assets and, when appropriate, we consider divestitures of assets that are no longer a part of our strategic focus. Since the beginning of 2014, we have completed approximately $1.2 billion of asset divestitures, which have allowed us to focus solely on our core areas. With regard to our core assets, we expect to allocate capital to the most profitable opportunities based on commodity price cycles and other market conditions, enabling us to grow our reserves and production in a manner that maximizes our returns on investments. Following the closing of the Acquisition, we expect the acquired assets in the Delaware Basin to compete favorably from a return standpoint with our existing assets.

Build Asset Scale. We expect to opportunistically acquire acreage positions in areas where we feel we can establish significant scale and replicate cost-efficient development practices, such as through our pending Acquisition. We may also consider other “bolt-on” transactions that drive operational efficiencies through increased scale. We manage costs by establishing large scale, contiguous acreage blocks where we operate a majority of the properties. We believe this strategy allows us to better achieve economies of scale and apply continuous technological improvements in our operations. We have a history of acquiring undeveloped properties that meet our expected return requirements and other acquisition criteria to expand upon our existing positions as well as acquiring undeveloped acreage in new geographic areas that offer significant resource potential.

Margin Expansion through Focus on Costs. We seek to expand our margins by focusing on opportunities to reduce our cost structure. As we rationalize our portfolio and reduce our areas of focus to core basins, we have the opportunity to improve our cost structure and ensure that our organization is in alignment with our margin growth objectives.

Continue Oil Development and Increase Optionality. We believe that efforts to develop our oil properties will yield a more balanced commodity mix in our production, providing us with the option of focusing on the commodity with the best returns under different market conditions. This optionality positions us to better protect and grow our cash flows. We have engaged and will continue to engage in commodity derivative hedging activities to maintain a degree of cash flow stability. Typically, we target hedging approximately 50 percent of expected revenue from domestic production during a current calendar year in order to strike an appropriate balance of commodity price upside with cash flow protection, although we may vary from this level based on our perceptions of market risk. As of March 31, 2015, we have hedged approximately three-fourths of our anticipated 2015 natural gas production at a weighted average price of $4.10 per MMbtu, and approximately two-thirds of anticipated 2015 oil production at a weighted average price of $94.88 per barrel. After giving effect to the Acquisition, we expect that approximately 435,929 MMbtu of our combined July-December 2015 natural gas production would be hedged at a weighted average price of approximately $4.05 per MMbtu and approximately 30,872 barrels of our combined July-December 2015 oil production would be hedged at a weighted average price of approximately $85.14 per barrel.

Maintain Financial Flexibility. We believe our continued focus on cost reductions, increased capital efficiency and oil production growth will allow us to generate increased and sustainable annual cash flows from operations. This cash flow, combined with our capital structure and available sources of liquidity, will allow us to efficiently develop and grow our resource base and pursue reserve growth throughout a variety of commodity price environments.

RKI Acquisition

On July 13, 2015, we entered into a definitive merger agreement (the “Merger Agreement”) to acquire RKI, a privately held exploration and production company, for consideration of approximately $2.75 billion, consisting of 40 million unregistered shares of our common stock valued at $11.729 per share and approximately $2.28 billion in cash (the “Acquisition”). The cash consideration is subject to closing adjustments and will also be reduced by our assumption of $400 million of aggregate principal amount of RKI notes and any amounts outstanding under RKI’s revolving credit facility. We expect to close the Acquisition in the third quarter of 2015, subject to satisfaction of customary closing conditions. In connection with the Acquisition, RKI intends either (i) to contribute its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which will be paid to RKI’s equity holders in connection with the Acquisition, or (ii) to dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets in this prospectus supplement as the “RKI Dispositions.”

Unless otherwise indicated, references in this prospectus supplement to RKI, its business or the Acquisition give effect to the RKI Dispositions, the redemption of RKI’s $400 million aggregate principal amount of 8.500% Senior Notes due 2021 (the “RKI Notes”) and the repayment of its revolving credit facility. As of June 30, 2015, RKI had $585 million outstanding under its revolving credit facility, with an average weighted interest rate of 2.7%, and had $0.8 million face amount of letters of credit outstanding. All outstanding amounts we repay under RKI’s revolving credit facility in connection with the Acquisition will result in a reduction in the cash consideration paid to RKI’s equity holders. In the alternative, if RKI’s revolving credit facility is repaid prior to the Acquisition as part of the RKI Dispositions, the cash consideration paid to RKI’s equity holders for the Acquisition will not be reduced by such repayment amount. Pursuant to the Merger Agreement, certain equity holders of RKI will receive our common stock as consideration in a private placement, and these equity holders will have registration rights with respect to such common stock. Following the Acquisition, RKI will be our wholly-owned subsidiary.

RKI is engaged in the acquisition, exploration, development and production of oil and natural gas properties located onshore in the continental United States, concentrated primarily in the Permian Basin, and more specifically the Delaware Basin sub-area, which spans parts of New Mexico and Texas. The Permian Basin is one of the most prolific hydrocarbon producing regions in the United States and spans an area approximately 250 miles wide by 300 miles long. The basin is characterized by numerous stacked reservoirs, high oil and natural gas content, extensive production history, long-lived reserves and high drilling success rates. The Permian Basin has produced more than 29 billion barrels of oil and 75 trillion cubic feet of natural gas since the first producing well was drilled.

All of RKI’s Permian properties are located in the Delaware Basin, where it has accumulated approximately 165,000 gross acres (92,000 net acres), with core operations located in Eddy, Lea and Chaves Counties in New Mexico and Loving, Pecos, Reeves, Ward and Winkler Counties in Texas. RKI acquired the majority of its current acreage in the basin in December 2006, and approximately 98% of the leasehold is held by production.

In recent years, RKI’s drilling activity has primarily focused on the development of the Bone Spring interval (which includes the Avalon sand and shales, and the Bone Spring sands, shales and carbonates) through RKI’s horizontal drilling program, and the shallower Delaware sand interval, which to date has been drilled with vertical wells. In 2014, RKI additionally emphasized the deeper Wolfcamp Shale formation, resulting in 22 gross (22) net wells drilling during the year. The Wolfcamp Shale formation has yielded favorable production results and will continue to be the emphasis of drilling activity in 2015. RKI is currently running four operated rigs, and we would plan to increase to six operated rigs by the end of 2015.

RKI operates 659 gross producing wells in the Delaware Basin with an average working interest of approximately 93%. RKI’s average net daily production from its Delaware Basin properties for the year ended December 31, 2014 was 18.7 MBoe/d, 43% of which was oil, 23% NGLs and 34% natural gas. RKI’s average net daily production from its Delaware Basin properties for the three months ended March 31, 2015 was 18.5 MBoe/d, 52% of which was oil, 14% NGLs and 34% natural gas. RKI’s current exit rate production in the Delaware Basin properties is 22 MBoe/d, 53% of which was oil, 16% NGLs and 31% natural gas. As of December 31, 2014, RKI had proved reserves in the Delaware Basin of 101.5 MMBoe, 40% of which was oil, 25% NGLs and 35% natural gas.

RKI has assembled a multi-year inventory of more than 8,500 drilling locations (approximately 900 of which are vertical well locations) in this area based on an assumed 40-acre vertical well spacing for Delaware sand targets, 80-acre horizontal well spacing for Avalon and Leonard shale targets, and 160-acre horizontal well spacing for Bone Spring sand and Wolfcamp shale targets. We believe 3,600 of these locations are economic at current prices and will allow us to significantly grow our proved reserves and production in the Delaware Basin.

RKI historically maintained a strong commitment to developing the necessary midstream and operational infrastructure to support drilling activities and keep pace with production growth, including investing in low and high pressure gathering lines, compression systems, electrical power supply systems, fresh water supply systems and saltwater disposal systems. RKI’s gathering system has 192 miles of active pipeline and four operated compressor stations capable with 90 MMcf/d of gas compression capacity. RKI also possesses a produced water disposal system with 174 miles of pipeline across two states and 39 active disposal wells capable of disposing 200,000 barrels per day. Other midstream assets include 16 miles of active fresh water transfer pipeline. The midstream assets provide a competitive advantage and reduce reliance on third parties for takeaway capacity.

Acquisition Rationale

We believe the Acquisition accomplishes several strategic objectives for us and is complementary to our business strategies in the following ways:

•

Build Asset Scale. The Acquisition provides an entry into the Delaware Basin, a significant resource play with multiple horizons of oil in place. The asset scale and concentrated acreage position will allow for efficient, low-cost development activities over a number of years.

•

Increase Margins. The Delaware assets associated with the Acquisition contain both current oil production and undeveloped resource potential, allowing for an increase in near term cash margins, along with the potential for oil reserve and production growth in the future.

•

Continue Oil Development. The entry into a new, oil-focused basin and the incremental drilling returns associated with the Acquisition will provide additional optionality to our portfolio, providing for a more balanced commodity mix and the opportunity to allocate capital in an additional basin.

•

Operational Excellence. Our management team’s history of operating large-scale resource development plays will be complemented by the addition of a proven, established operational team from RKI and the associated midstream assets that provide the necessary infrastructure to increase development operations.

Financing Transactions

Concurrently with this offering of mandatory convertible preferred stock, we are offering (a) 30,000,000 shares of our common stock (or 34,500,000 shares if the underwriters exercise their option to purchase additional shares in full) for gross proceeds of approximately $303 million (or approximately $348 million if the underwriters exercise their option to purchase additional shares in full) at the public offering price of $10.10 per share (the “Common Stock Offering”) and (b) $1.2 billion in aggregate principal amount of our senior notes, comprising Senior Notes due 2020 and Senior Notes due 2023 (the “Notes Offering”) which we expect to price on July 17, 2015.

This offering of mandatory convertible preferred stock is expected to be consummated prior to the closing of the Acquisition. We intend to use the net proceeds from this offering, the net proceeds from our Concurrent Offerings, cash on hand and borrowings under our revolving credit facility to finance the Acquisition, including the redemption of the RKI Notes and repayment of any amounts outstanding under RKI’s revolving credit facility, and to pay related fees and expenses. We refer to this offering, the Common Stock Offering, the Notes Offering, the redemption of the RKI Notes and any repayment of RKI’s revolving credit facility as the “Financing Transactions.” See also “—RKI Acquisition” and “Use of Proceeds” for more information regarding the repayment of RKI’s debt.

On July 16, 2015, we obtained certain amendments to our existing senior unsecured revolving credit facility. The amendments modify our revolving credit facility to, among other things, amend our financial covenants.

The consummation of this offering of mandatory convertible preferred stock is not conditioned on the consummation of the Common Stock Offering, the Notes Offering or the Acquisition. The shares of common stock and notes offered in the Concurrent Offerings are being offered pursuant to separate prospectus supplements. The Acquisition is not conditioned on the consummation of any of this offering or the Concurrent Offerings. However, if the Acquisition is not consummated by the Outside Date or the Merger Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption and, if the Acquisition is not consummated by the Outside Date, the Merger Agreement is terminated at any time prior thereto or we determine in our reasonable judgment that the Acquisition will not occur, we will have the right, but not the obligation, to redeem the mandatory convertible preferred stock. The Common Stock Offering and the Notes Offering will not be conditioned on the consummation of this offering, each other or the Acquisition.

In connection with the Acquisition, on July 13, 2015 we obtained commitments from Barclays Bank PLC in the form of a senior unsecured bridge facility (the “Bridge Facility”) in an aggregate amount up to $2.0 billion. If we are unable to consummate this Offering or the Concurrent Offerings, we may draw on the Bridge Facility to finance the Acquisition.

We cannot assure you that we will complete the Acquisition or any of the other Financing Transactions on the terms contemplated in this prospectus supplement or at all.

Other Recent Developments

Portfolio Updates

During the second quarter of 2015, we announced and subsequently closed a transaction in which we monetized a package of marketing contracts we held in Marcellus Shale. These transactions provided over $200 million in cash proceeds, and released at least $390 million in future demand payment obligations associated with 135 million btu per day of firm transportation capacity on Transco’s Northeast Supply Link project.

We also announced in June 2015 that we are increasing our activity in Williston Basin during the second half of 2015 by resuming completion operations and increasing our rig count. We plan to add two additional rigs during the year, and expect to exit 2015 with three rigs running on Williston acreage. This increased activity is made possible by a combination of increased estimated ultimate recoveries, favorable results from larger stimulations, and structural changes to lower costs.

Additionally, we announced and closed in June 2015 the purchase of an additional 14,300 acres in the Gallup oil play of the San Juan Basin in New Mexico for $26 million. This acquisition increased our total position in the play to over 100,000 acres and raised our total remaining gross drillable locations to approximately 500.

June 30, 2015 Estimates

Although our consolidated financial statements are not yet available for the quarter ended June 30, 2015, we currently expect the following for the quarter ended June 30, 2015: (a) total production of approximately 165 Mboe/d, including at least 32 Mbbls/day of oil production, (b) Adjusted EBITDAX of $215 million to $235 million and (c) capital expenditures of $130 million to $155 million. We have not reconciled the second quarter 2015 EBITDAX range because applicable information on which this reconciliation is based is not readily available at this time and, accordingly, cannot be included without unreasonable effort. Additionally, we had approximately $320 million in cash and cash equivalents at June 30, 2015. Our full year production guidance, before consideration of the Acquisition, is 152 Mboe/d to 160 Mboe/d. This data is based upon our estimates and is subject to revision based upon our financial closing procedures and the completion of our financial statements and has not been reviewed by our independent registered accounting firm. Our actual results may be materially different from our estimates. In addition, these estimated results are not necessarily indicative of our results for any future period.

The Offering

The following summary describes the principal terms of our mandatory convertible preferred stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the section of the accompanying prospectus entitled “Description of Capital Stock—Preferred Stock,” as supplemented by the “Description of Mandatory Convertible Preferred Stock” section of this prospectus supplement, for a more detailed description of the terms of the mandatory convertible preferred stock. As used in this section, the terms “us,” “we,” or “our” refer to WPX Energy, Inc. and not any of its subsidiaries.

Issuer	WPX Energy, Inc.

Securities We Are Offering	7,000,000 shares of our 6.25% Series A Mandatory Convertible Preferred Stock, which we refer to in this prospectus supplement as our mandatory convertible preferred stock.

Underwriters’ Option	We have granted the underwriters a 30-day option to purchase up to 1,050,000 additional shares of our mandatory convertible preferred at the public offering price, less the underwriting discount.

Public Offering Price	$50 per share of our mandatory convertible preferred stock.

Liquidation Preference	$50 per share of our mandatory convertible preferred stock.

Dividends	6.25% of the liquidation preference of $50 per share of our mandatory convertible preferred stock per year. Dividends will accumulate from the initial issue date and, to the extent our board of directors, or an authorized committee thereof, declares (out of funds lawfully available for payment in the case of dividends paid in cash or if lawfully permitted in the case of dividends paid in shares of our common stock) a dividend payable with respect to our mandatory convertible preferred stock, we will pay such dividends in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to certain limitations); provided that any unpaid dividends will continue to accumulate.

If declared, dividends will be payable on the dividend payment dates (as described below) to holders of record at the close of business on the January 15, April 15, July 15 or October 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “regular record date”), whether or not such holders early convert their shares of mandatory convertible preferred stock, or such shares of mandatory convertible preferred stock are automatically converted, after a regular record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $0.8593 per share of our mandatory convertible preferred stock. Each subsequent dividend is expected to be $0.78125 per share of our mandatory convertible preferred stock. See “Description of Mandatory Convertible Preferred Stock—Dividends.”

We will make each payment of a declared dividend on the mandatory convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. If we elect to make such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion—Definitions”), of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the declared dividend divided by $3.535, which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

The “initial price” is calculated by dividing $50 by the maximum conversion rate of 4.9504 shares of common stock, which initially equals approximately $10.10, which is the per share public offering price of our common stock in the concurrent offering of our common stock.

Dividend Payment Dates	January 31, April 30, July 31 and October 31 of each year, commencing on October 31, 2015 and ending on, and including, July 31, 2018.

Acquisition Termination Redemption	If the Acquisition has not closed on or prior to 5:00 p.m., New York City time, on November 30, 2015 or if an acquisition termination event (as defined herein) occurs, we may, at our option, give notice of acquisition termination redemption to the holders of the shares of mandatory convertible preferred stock. If we provide such notice, then, on the acquisition termination redemption date (as defined herein), we will be required to redeem the shares of mandatory convertible preferred stock, in whole but not in part, at a redemption amount per share of mandatory convertible preferred stock equal to the acquisition termination make-whole amount described herein.

If redeemed, we will pay the acquisition termination make-whole amount in cash unless the acquisition termination share price described herein is greater than the initial price. If the acquisition termination share price is greater than the initial price, we will pay the acquisition termination make-whole amount in shares of our common stock with respect to the acquisition termination conversion rate (as defined herein) and cash with respect to the acquisition termination dividend amount (as defined herein), unless we elect, subject to certain limitations, to pay cash in lieu of delivering such number of shares of common stock or to deliver shares of common stock in lieu of paying such amount of cash. See “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption.”

Other than pursuant to the provisions described above, the shares of mandatory convertible preferred stock will not be redeemable by us.

Mandatory Conversion Date	The third business day immediately following the last trading day of the final averaging period (as defined below).

Mandatory Conversion	On the mandatory conversion date, each outstanding share of our mandatory convertible preferred stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below.

If we declare a dividend for the dividend period ending on July 31, 2018, we will pay such dividend to the holders of record on the applicable regular record date, as described above. If, on or prior to July 31, 2018, we have not declared all or any portion of the accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to (i) the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by (ii) the greater of (a) the floor price and (b) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, declare and pay such excess amount in cash pro rata to the holders of the mandatory convertible preferred stock.

Conversion Rate	Upon conversion on the mandatory conversion date, the conversion rate for each share of our mandatory convertible preferred stock will be not more than 4.9504 shares of common stock and not less than 4.1254 shares of common stock, depending on the applicable market value of our common stock, as described below.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding July 31, 2018. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion,” and the following table illustrates the conversion rate per share of our mandatory convertible preferred stock, subject to certain anti-dilution adjustments.

Applicable Market Value of our Common Stock	Conversion Rate Per Share of Mandatory Convertible Preferred Stock
Greater than the threshold appreciation price	4.1254 shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 4.1254 and 4.9504 shares of common stock, determined by dividing $50 by the applicable market value

Less than the initial price	4.9504 shares of common stock

The “threshold appreciation price” is calculated by dividing $50 by the minimum conversion rate of 4.1254 shares of common stock, which is equal to approximately $12.12, and represents an approximately 20% appreciation over the initial price.

Early Conversion at the Option of the Holder	Other than during a fundamental change conversion period (as defined below), at any time prior to July 31, 2018, a holder of mandatory convertible preferred stock may elect to convert such holder’s shares of our mandatory convertible preferred stock, in whole or in part, at the minimum conversion rate of 4.1254 shares of common stock per share of mandatory convertible preferred stock as described under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution adjustments.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that such converting holder will receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Early Conversion at the Option of the Holder Upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount	If a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to July 31, 2018, holders of the mandatory convertible preferred stock will have the right to convert their shares of mandatory convertible preferred stock, in whole or in part, into shares of common stock (or units of exchange property as described in “Description of Mandatory Convertible Preferred Stock”) at the “fundamental change conversion rate” during the fundamental change conversion period (as defined under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”). The fundamental change conversion rate will be determined based on the fundamental change effective date and the price paid (or deemed paid) per share of our common stock in such fundamental change.

Holders who convert shares of our mandatory convertible preferred stock during the fundamental change conversion period will also receive (1) a “fundamental change dividend make-whole amount” equal to the present value (calculated using a discount rate of 6.50% per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the fundamental change effective date, including for the period, if any, from the dividend payment date immediately preceding the fundamental change effective date to, but not including, the fundamental change effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the fundamental change effective date to, but not including, the next dividend payment date, and (2) to the extent that, as of the fundamental change effective date, there is any accumulated dividend amount, the accumulated dividend amount (together clauses (1) and (2), the “make-whole dividend amounts”), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such make-whole dividend amounts; provided that if the fundamental change effective date or the conversion date falls after the regular record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such regular record date, and will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

We will pay the make-whole dividend amounts in cash, except to the extent we elect to make all or any portion of such payments in shares of our common stock (or units of exchange property). If we elect to make any such payment of the make-whole dividend amounts, or any portion thereof, in shares of our common stock (or units of exchange property), such shares (or units of exchange property, if applicable) shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with the make-whole dividend amounts exceed a number equal to the make-whole dividend amounts divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the make-whole dividend amounts exceed the product of the number of shares of common stock (or units of exchange property) delivered in respect of such make-whole dividend amounts and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if we are able to do so under applicable law and in compliance with our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amounts (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the fundamental change conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

See “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Voting Rights	Except as specifically required by Delaware law or our amended and restated certificate of incorporation, which will include the certificate of designations for the mandatory convertible preferred stock, the holders of mandatory convertible preferred stock will have no voting rights.

Whenever dividends on shares of mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the mandatory convertible preferred stock and ending on, but not including, October 31, 2015), whether or not for consecutive dividend periods, the holders of mandatory convertible preferred stock, voting together as a single class with holders of any and all other series of preferred stock ranking equally with the mandatory convertible preferred stock and having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock and all other series of preferred stock ranking equally with the mandatory convertible preferred stock and having similar voting rights, voting as a single class, (1) authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock; (2) amend, alter or repeal the provisions of our amended and restated certificate of incorporation or the certificate of designations so as to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock; or (3) consummate a binding share exchange or reclassification involving shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity unless the mandatory convertible preferred stock remains outstanding or are converted into or exchanged for preference securities with terms not materially less favorable to holders, taken as a whole, in each case subject to certain exceptions.

See “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

Ranking	The mandatory convertible preferred stock will rank with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable:

•

senior to our common stock and each other class of capital stock issued in the future the terms of which do not expressly provide that it ranks senior to, or on a parity with, the mandatory convertible preferred stock;

•	on a parity with any class of capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the mandatory convertible preferred stock;

•	junior to each class of capital stock issued in the future the terms of which expressly provide that it will rank senior to the mandatory convertible preferred stock; and

•	junior to all of our existing and future indebtedness.

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

As of March 31, 2015, we had long-term indebtedness of $2.0 billion on an actual basis. As of March 31, 2015, on a pro forma as adjusted basis, after giving effect to the Financing Transactions, the amendments to our revolving credit facility and the Acquisition, (i) we would have had total indebtedness of $3.7 billion, none of which was secured or subordinated and (ii) we would have had $1.0 billion available for additional borrowing under our $1.5 billion revolving credit facility, all of which would be unsecured. On July 16, 2015, we amended our revolving credit facility. See “Description of Mandatory Convertible Preferred Stock—Ranking.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and after estimated offering expenses, will be approximately $339 million (or $390 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering, the net proceeds from our Concurrent Offerings, cash on hand and borrowings under our revolving credit facility to finance the Acquisition, including the repayment of certain debt of RKI, and to pay related fees and expenses. See “Use of Proceeds.”

Material U.S. Federal Income Tax Considerations	The material U.S. federal income tax considerations of owning and disposing of our mandatory convertible preferred stock and any common stock received upon conversion thereof are described in “Material U.S. Federal Income Tax Considerations.”

Listing	We intend to apply to list the mandatory convertible preferred stock on the NYSE under the symbol “WPXP.” Our common stock is listed on the NYSE under the symbol “WPX.”

Transfer Agent and Registrar	Computershare Trust Company, N.A. is the transfer agent and registrar for the mandatory convertible preferred stock and our common stock.

Risk Factors	Investing in the mandatory convertible preferred stock involves certain risks. You should consider the information under “Risk Factors” and the other information included or incorporated by reference into this prospectus supplement and the accompanying base prospectus before investing in the mandatory convertible preferred stock.

Immediately after the consummation of the Financing Transactions and the Acquisition, we will have 271.8 million shares of our common stock outstanding, based on 204.8 million shares of our common stock outstanding as of March 31, 2015, and excluding:

•

any shares of common stock issuable upon conversion of the $350 million aggregate liquidation preference of our mandatory convertible preferred stock (or $402.5 million aggregate liquidation preference if the underwriters exercise their option to purchase additional shares our mandatory convertible preferred stock in full) or any shares of common stock that may be issued in payment of a dividend on such mandatory convertible preferred stock;

•	2.9 million shares that may be issued pursuant to outstanding stock options as of March 31, 2015 at a weighted average exercise price of $15.09;

•	5.2 million non-vested restricted share units that will vest over an average of 2 years; and

•	2.6 million additional shares of our common stock that may be issued under our equity incentive plan and an employee stock purchase plan. An additional 10 million shares were approved in May 2015.

Summary Historical Consolidated Financial Data of WPX

The following information has been derived from our consolidated financial statements as of and for the three-month period ended March 31, 2015 and 2014 and as of and for each of the years in the three-year period ended December 31, 2014. Because the following information is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” The results of interim periods are not necessarily indicative of results that may be expected for the full year.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
	(In millions, except per share amounts)
Consolidated Statements of Operations Data:
Revenues:
Product revenues:
Natural gas sales	$167	$317	$1,002	$896	$1,193
Oil and condensate sales	117	149	724	534	376
Natural gas liquid sales	23	61	205	228	297

Total product revenues	307	527	1,931	1,658	1,866
Gas management	158	561	1,120	891	949
Net gain (loss) on derivatives not designated as hedges	105	(195)	434	(124)	78
Other	2	1	8	6	7

Total revenues	572	894	3,493	2,431	2,900
Costs and expenses:
Lease and facility operating	57	60	244	227	202
Gathering, processing and transportation	73	89	328	350	434
Taxes other than income	22	35	126	102	68
Gas management, including charges for unutilized pipeline capacity	109	391	987	931	996
Exploration	7	15	173	423	71
Depreciation, depletion and amortization	216	193	810	858	884
Impairment of producing properties and costs of acquired unproved reserves	—	—	20	860	123
Loss on sale of working interests in the Piceance Basin	—	—	196	—	—
Gain on sale of assets	(69)	—	—	—	—
General and administrative	64	67	271	269	265
Other—net	26	2	12	12	14

Total costs and expenses	505	852	3,167	4,032	3,057

Operating income (loss)	67	42	326	(1,601)	(157)
Interest expense	(33)	(29)	(123)	(108)	(102)
Investment income, impairment of equity method investment and other	1	—	1	(19)	1

Income (loss) from continuing operations before income taxes	35	13	204	(1,728)	(258)
Provision (benefit) for income taxes	13	13	75	(624)	(84)

Income (loss) from continuing operations	22	—	129	(1,104)	(174)
Income (loss) from discontinued operations	46	19	42	(87)	(37)

Net income (loss)	68	19	171	(1,191)	(211)
Less: Net income (loss) attributable to noncontrolling interests	1	1	7	(6)	12

Net income (loss) attributable to WPX Energy, Inc.	$67	$18	$164	$(1,185)	$(223)

Amounts attributable to WPX Energy, Inc.:
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.11	$—	$0.63	$(5.45)	$(0.87)
Income (loss) from discontinued operations	0.22	0.09	0.18	(0.46)	(0.25)

Net income (loss)	$0.33	$0.09	0.81	$(5.91)	$(1.12)

Weighted-average shares	204.1	201.5	202.7	200.5	198.8
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.11	$—	$0.62	$(5.45)	$(0.87)
Income (loss) from discontinued operations	0.21	0.09	0.18	(0.46)	(0.25)

Net income (loss)	$0.32	$0.09	0.80	$(5.91)	$(1.12)

Weighted-average shares	205.9	205.2	206.3	200.5	198.8

	As of March 31,	As of December 31,
	2015	2014	2013
	(Unaudited)
	(In millions)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$82	$41	$47
Properties and equipment, net (successful efforts method of accounting)	$6,911	$6,842	$6,760
Total assets	$8,103	$8,798	$8,429
Long-term debt	$2,000	$2,280	$1,911
Total equity	$4,389	$4,428	$4,210

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
		(In millions)
Consolidated Statement of Cash Flow:
Net cash provided by operating activities	$194	$206	$1,070	$636	$796
Net cash provided by (used in) investing activities	$87	$(354)	$(1,437)	$(1,111)	$(1,204)
Net cash (used in) provided by financing activities	$(269)	$112	$344	$426	$37

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In millions)
Other Financial Data:
Adjusted EBITDAX(1)	$252	$277	$967	$648	$890

(1)	See “—Reconciliation of Adjusted EBITDAX.”

Reconciliation of Adjusted EBITDAX

Adjusted EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses and includes adjustments for net (gain) loss on derivatives not designated as hedges, net cash received (paid) on settlement of derivatives not designated as hedges, loss on the sale of working interests in the Piceance Basin, gain on sale of assets, impairments and discontinued operations. We believe this non-GAAP measures provides useful information regarding our ability to meet future debt service, capital expenditures and working capital requirements.

Adjusted EBITDAX, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Adjusted EBITDAX does not represent and should not be considered as an alternative to net income, as determined in accordance with GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Adjusted EBITDAX as a measure to assess the operating performance of our business, Adjusted EBITDAX has significant limitations as an analytical tool because it excludes certain material costs. For example, Adjusted EBITDAX does not take into account a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our calculation of Adjusted EBITDAX for the periods presented is set forth below:

	Reconciliation of Adjusted EBITDAX
	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
	(In millions)
Net income (loss)	$68	$19	$171	$(1,191)	$(211)
Interest expense	33	29	123	108	102
Provision (benefit) for income taxes	13	13	75	(624)	(84)
Depreciation, depletion and amortization	216	193	810	858	884
Exploration	7	15	173	423	71

EBITDAX	$337	$269	$1,352	$(426)	$762

Net (gain) loss on derivatives not designated as hedges	(105)	195	(434)	124	(78)
Net cash received (paid) on settlement of derivatives not designated as hedges	135	(168)	(125)	(17)	46
Loss on sale of working interests in the Piceance Basin	—	—	196	—	—
(Gain) on sale of assets(1)	(69)	—	—	—	—
Impairments of producing properties, costs of acquired unproved reserves and equity investments(2)	—	—	20	880	123
(Income) loss from discontinued operations	(46)	(19)	(42)	87	37

Adjusted EBITDAX	$252	$277	$967	$648	$890

(1)	The gain on sale of assets relates to the sale of a portion of our Appalachian Basin operations and the release of certain transportation capacity.
(2)	The impairments in 2013 represent the following:

•	$772 million impairment of proved producing oil and gas properties in the Appalachian Basin;

•	$88 million impairment of capitalized costs of acquired unproved reserves in the Kokopelli area of the Piceance Basin; and

•	$20 million impairment of an equity-method investment in the Appalachian Basin.

The impairments in 2012 represent the following:

•	$75 million impairment of capitalized cost of acquired unproved reserves in the Piceance Basin; and

•	$48 million impairment of proved producing oil and gas properties in the Green River Basin.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined financial information presented below reflects the pro forma effect of the Financing Transactions and the Acquisition (including the RKI Dispositions). The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 assume the Acquisition, RKI Dispositions, this offering, the Concurrent Offerings and borrowing under our revolving credit facility in connection with the Acquisition had occurred on January 1, 2014. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only to reflect the Acquisition, the RKI Dispositions, this offering, the Concurrent Offerings and the borrowings under our revolving credit facility in connection with the Acquisition and do not represent what our actual results of operations or financial position would actually have been had the transaction occurred on January 1, 2014, or project our results of operations or financial position for any future periods The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations.

The following information should be read in conjunction with our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, as well as unaudited pro forma condensed combined financial information contained herein and RKI’s consolidated financial statements contained in our Current Report on Form 8-K filed with the SEC on July 14, 2015. See “Unaudited Pro Forma Condensed Combined Financial Information” and “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

	Pro Forma Combined
	Twelve Months Ended March 31, 2015(1)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended December 31, 2014
	(Unaudited)
	(In millions, except per share amounts)
Combined Statements of Operations Data:
Revenues:
Product revenues:
Natural gas sales	$901	$174	$335	$1,062
Oil and condensate sales	910	153	202	959
Natural gas liquid sales	197	25	70	242

Total product revenues	2,008	352	607	2,263
Gas management	717	158	561	1,120
Net gain (loss) on derivatives not designated as hedges	818	131	(203)	484
Other	9	2	1	8

Total revenues	3,552	643	966	3,875
Costs and expenses:
Lease and facility operating	295	69	71	297
Gathering, processing and transportation	320	75	89	334
Taxes other than income	134	25	40	149
Gas management, including charges for unutilized pipeline capacity	705	109	391	987
Exploration	166	7	15	174
Depreciation, depletion and amortization	971	251	223	943
Impairment of producing properties and costs of acquired unproved reserves	20	—	—	20
Loss on sale of working interests in the Piceance Basin	196	—	—	196
Gain on sale of assets	(69)	(69)	—	—
General and administrative	308	73	73	308
Other—net	36	26	2	12

Total costs and expenses	3,082	566	904	3,420

Operating income (loss)	470	77	62	455
Interest expense	(218)	(56)	(52)	(214)
Investment income and other	2	1	—	1

Income (loss) from continuing operations before income taxes	254	22	10	242
Provision (benefit) for income taxes	85	8	12	89

Income (loss) from continuing operations	169	14	(2)	153
Less: Dividends on preferred stock	(22)	(5)	(5)	(22)

Net income attributable to WPX Energy, Inc. common shareholders	$147	$9	$(7)	$131

Amounts attributable to WPX Energy, Inc.:
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.54	$0.03	$(0.03)	$0.48

Weighted-average shares		274.1	271.5	272.7
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.54	$0.03	$(0.03)	$0.48

Weighted-average shares		275.9	271.5	276.3
Pro forma Adjusted EBITDAX(2)	$1,134	$288	$332	$1,178

(1)	The summary pro forma combined statement of operations data for the twelve months ended March 31, 2015 has been derived by adding the summary pro forma combined statement of operations data for the year ended December 31, 2014 and the summary pro forma combined statement of operations data for the three months ended March 31, 2015 and subtracting the summary pro forma combined statement of operations data for the three months ended March 31, 2014.
(2)	See “—Reconciliation of Pro Forma Adjusted EBITDAX.”

Reconciliation of Pro Forma Adjusted EBITDAX

Pro Forma Adjusted EBITDAX represents pro forma earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses and includes adjustments for net (gain) loss on derivatives not designated as hedges, net cash received (paid) on settlement of derivatives not designated as hedges, loss on the sale of working interests in the Piceance Basin, gain on sale of assets and impairments. We believe this non-GAAP measures provides useful information regarding our ability to meet future debt service, capital expenditures and working capital requirements.

Pro Forma Adjusted EBITDAX, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Pro Forma Adjusted EBITDAX does not represent and should not be considered as an alternative to net income or income from continuing operations, as determined in accordance with GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Pro Forma Adjusted EBITDAX as a measure to assess the operating performance of our business, Pro Forma Adjusted EBITDAX has significant limitations as an analytical tool because it excludes certain material costs. For example, Pro Forma Adjusted EBITDAX does not take into account a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our calculation of Pro Forma Adjusted EBITDAX for the periods presented is set forth in the following table.

	Reconciliation of Pro Forma Adjusted EBITDAX
	Calculated Twelve Months Ended March 31, 2015	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended December 31, 2014
	(Unaudited)
	(In millions)
Income (loss) from continuing operations	$169	$14	$(2)	$153
Interest expense	218	56	52	214
Provision (benefit) for income taxes	85	8	12	89
Depreciation, depletion and amortization	971	251	223	943
Exploration	166	7	15	174

EBITDAX	$1,609	$336	$300	$1,573

Net (gain) loss on derivatives not designated as hedges	(818)	(131)	203	(484)
Net cash received (paid) on settlement of derivatives not designated as hedges	196	152	(171)	(127)
Loss on sale of working interests in the Piceance Basin	196	—	—	196
(Gain) on sale of assets	(69)	(69)	—	—
Impairment of producing properties, costs of acquired unproved reserves	20	—	—	20

Pro Forma Adjusted EBITDAX	$1,134	$288	$332	$1,178

Summary Historical Reserve and Operating Data of WPX

We have significant oil and gas producing activities primarily in the Williston, San Juan and Piceance, Basins located in the United States. Prior to our divestiture of our ownership interest in Apco Oil and Gas International Inc. in January 2015, we had international oil and gas producing activities, primarily in Argentina. Proved reserves related to international activities were less than 5 percent of our total international and domestic proved reserves as of December 31, 2014. Accordingly, unless specifically stated otherwise, the information in this section relates only to the oil and gas activities in the United States. You should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 incorporated by reference herein and the other documents incorporated by reference herein and therein when evaluating the material presented below.

Oil and Gas Reserves

We prepare our own reserves estimates and approximately 88 percent of our domestic reserves as of December 31, 2014 are audited by Netherland, Sewell & Associates, Inc. We have not filed on a recurring basis estimates of our total proved net oil, NGL and gas reserves with any U.S. regulatory authority or agency other than with the U.S. Department of Energy and the SEC. The estimates furnished to the Department of Energy have been consistent with those furnished to the SEC.

The following table presents summary combined data with respect to our proved natural gas and oil reserves as of the dates indicated.

	As of December 31,
	2014	2013	2012
Domestic Proved Reserves(1):
Natural Gas (Bcf)(2)	3,149.6	3,629.8	3,369.1
Oil (MMBbls)	130.8	102.9	76.5
NGLs (MMBbls)	70.8	85.7	110.4

Total (Bcfe)(2)	4,359.6	4,761.6	4,490.5

Total (MMboe)(2)	726.6	793.6	748.4

Proved Developed (MMboe)	452.3	462.9	450.4
Proved Undeveloped (MMboe)	274.3	330.7	298.0

Total (MMboe)(2)	726.6	793.6	748.4

PV-10 (in millions)(3)	$4,956	$3,895	$2,340

(1)	The SEC defines proved oil and gas reserves (Rule 4-10(a) of Regulation S-X) as those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.
(2)	Included are reserves related to our Appalachia and Powder River Basin assets, which have been or are intended to be sold.
(3)

PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2014, 2013 and 2012:

	As of December 31,
(in millions)	2014	2013	2012
PV-10	$4,956	$3,895	$2,340
Present value of future income taxes discounted at 10%	(1,073)	(931)	(391)

Standardized measure of discounted future net cash flows (a)	$3,883	$2,964	$1,949

(a)	Standardized measure represents the present value of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs and income tax expenses, discounted at ten percent per annum to reflect timing of future cash flows and using certain pricing assumptions. Specifically, for the years ended December 31, 2014, 2013 and 2012, the average domestic combined natural gas and NGL equivalent price was $4.34, $3.63 and $3.01 per Mcfe, respectively. The average domestic oil price used in the estimates for the years ended December 31, 2014, 2013 and 2012 was $83.62, $92.16 and $82.32 per barrel, respectively.

The following table sets forth our estimated domestic net proved reserves for our largest areas of activity expressed by product and on a gas equivalent basis as of December 31, 2014.

	As of December 31, 2014
	Gas (Bcf)	Oil (MMBbls)	NGL (MMBbls)	Equivalent (MBcfe)	Equivalent (MMboe)
Piceance Basin	2,162.1	7.6	54.4	2,534.5	422.4
Williston Basin	50.3	101.3	9.5	715.5	119.2
San Juan Basin	426.3	21.8	6.7	596.8	99.5
Appalachian Basin(1)	297.8	—	—	297.8	49.6
Powder River Basin(1)	200.1	—	—	200.1	33.3
Other	13.0	0.1	0.2	14.9	2.6

Total Proved-Domestic	3,149.6	130.8	70.8	4,359.6	726.6

(1)	Included are reserves that have been, or are intended to be sold.

Oil and Gas Production, Production Prices and Production Costs

The following table summarizes our production volumes for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Production Sales Volume Data:(1)
Natural gas (MMcf)	63,476	71,531	280,386	295,934	321,162
Oil (MBbls)	3,117	1,737	9,244	5,919	4,394
NGLs (MBbls)	1,518	1,587	6,250	7,415	10,392
Combined equivalent volumes (MMcfe)	91,291	91,475	373,352	375,940	409,877
Combined equivalent volumes (MBoe)	15,215	15,246	62,225	62,657	68,313
Production Sales Volume Per Day:
Natural Gas (MMcf/d)	705	795	768	811	878
Oil (MBbls/d)	35	19	25	16	12
NGL (MBbls/d)	17	18	17	20	28
Combined equivalent volumes (MMcfe/d)	1,014	1,016	1,023	1,030	1,120
Combined equivalent volume (Mboed/d)	169.0	169.3	170.5	171.7	186.6

(1)	Excludes production from our discontinued operations.

The following tables summarize our domestic sales prices, including the Appalachian Basin, for the years indicated.

	Year Ended December 31,
	2014	2013	2012
Domestic realized average price per unit(1):
Natural gas:
Natural gas excluding all derivative settlements (per Mcf)	$3.57	$3.01	$2.40
Impact of hedges (per Mcf)	—	0.02	1.32

Natural gas including hedges (per Mcf)	3.57	3.03	3.72
Impact of net cash received (paid) related to settlement of derivatives not designated as hedges (per Mcf)	(0.10)	(0.07)	0.04

Natural gas net price including all derivative settlements (per Mcf)	$3.47	$2.96	$3.76

Oil:
Oil excluding all derivative settlements (per barrel)	$78.32	$90.21	$83.34
Impact of hedges (per barrel)	—	—	2.23

Oil including hedges (per barrel)	78.32	90.21	85.57
Impact of net cash received (paid) related to settlement of derivatives not designated as hedges (per barrel)	2.01	1.52	0.35

Oil net price including all derivative settlements (per barrel)	$80.33	$91.73	$85.92

NGL:
NGL excluding all derivative settlements (per barrel)	$32.79	$30.72	$28.56
Impact of net cash received (paid) related to settlement of derivatives not designated as hedges (per barrel)	1.12	0.08	1.56

NGL net price including all derivative settlements (per barrel)	$33.91	$30.80	$30.12

Combined commodity price per Mcfe, including all derivative settlements(2)	$5.17	$4.41	$4.55

(1)	Excludes operations classified as discontinued operations.
(2)	Realized average prices reflect realized market prices, net of fuel and shrink.

	Year Ended December 31,
	2014	2013	2012
Domestic Expenses per Mcfe(1):
Operating expenses:
Lifting costs and workovers	$0.53	$0.47	$0.40
Facilities operating expense	0.06	0.07	0.04
Other operating and maintenance	0.06	0.06	0.05

Total LOE	$0.65	$0.60	$0.49
Gathering, processing and transportation charges	0.88	0.93	1.06
Taxes other than income	0.34	0.27	0.17

Total production cost	$1.87	$1.80	$1.72

General and administrative	$0.73	$0.71	$0.65

Depreciation, depletion and amortization	$2.17	$2.28	$2.16

(1)	Excludes operations classified as discontinued operations.

Summary Combined Historical Reserve and Operating Data of RKI

The estimates of RKI’s net proved reserves in the Permian Basin as of December 31, 2014 are based on reserve reports prepared by LaRoche Petroleum Consultants, Ltd., RKI’s independent reserve engineers.

Year Ended December 31,
2014
Permian Basin Estimated Proved Reserves(1)
Oil (MMBbls)	40.2
Natural gas (Bcf)	213.8
NGLs (MMBbls)	25.7

Total proved reserves (MMboe)	101.5

Proved developed reserves (MMboe)	59.3
Proved undeveloped reserves (MMboe)	42.2

101.5

PV-10 (in millions)(2)	$1,503

(1)	Proved reserves were calculated using prices equal to the twelve-month unweighted arithmetic average of the first-day-of-the-month prices for the prior twelve months. The prices used for each respective reserve report, after consideration for price differentials, are as follows: December 31, 2014 – $86.79 per Bbl of oil, $4.27 per Mcf of natural gas, $28.50 per Bbl of NGLs.
(2)	The PV-10 is not a GAAP financial measure and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. At December 31, 2014, the PV-10 of RKI totaled $2,040 million of which $537 million is associated with RKI’s non-Permian assets and $1,503 million is associated with the Permian assets. RKI’s total standardized measure of discounted future cash flows as of December 31, 2014 was $1,664 million, or a difference of $376 million to RKI’s PV-10. The difference represents the discounted income tax effect as determined in the calculation of the standardized measure of discounted future net cash flows.

The following table summarizes RKI’s Permian Basin production volumes for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Permian Basin Production Sales Volume Data :
Natural gas (MMcf)	3,380	3,351	13,720	9,237	3,336
Oil (MBbls)	875	594	2,963	1,942	1,227
NGLs (MBbls)	229	361	1,556	879	187
Combined equivalent volumes (MMcfe)(1)	10,008	9,082	40,836	26,166	11,820
Combined equivalent volumes (MBoe)	1,668	1,513	6,806	4,361	1,970
Production Sales Volume Per Day:
Natural Gas (MMcf/d)	37.5	37.2	37.6	25.3	9.1
Oil (MBbls/d)	9.7	6.6	8.1	5.3	3.4
NGL (MBbls/d)	2.5	4.0	4.3	2.4	0.5
Combined equivalent volumes (MMcfe/d)(1)	111.0	100.8	112.2	71.4	32.4
Combined equivalent volumes (MBoe/d) (1)	18.5	16.8	18.7	11.9	5.4

(1)	Conversions were made using the ratio of one barrel of oil, condensate or NGL to six thousand cubic feet of natural gas.

The following table summarizes RKI’s Permian Basin sales prices for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Natural gas excluding all derivative settlements (per Mcf)	$2.26	$5.05	$4.39	$3.36	$2.97
Oil excluding all derivative settlements (per barrel)	$41.24	$87.81	$79.40	$90.62	$84.93
NGL excluding all derivative settlements (per barrel)	$5.87	$27.11	$23.37	$24.27	$28.88
Combined commodity price per MBoe, excluding all derivative settlements	$27.03	$53.10	$48.76	$52.36	$60.69

Productive Wells

The following table presents RKI’s Permian Basin productive wells as of December 31, 2014.

	Oil Wells		Natural Gas Wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Permian Basin	1,039	537	567	185	1,606	723

RISK FACTORS

Before you decide to invest in the mandatory convertible preferred stock, you should consider the factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying base prospectus. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

Risk Factors Relating to the Acquisition

If the Acquisition is consummated, we may be unable to successfully integrate RKI’s operations or to realize targeted cost savings, revenues or other benefits of the Acquisition.

We entered into the Merger Agreement because we believe that the Acquisition will be beneficial to us. Achieving the targeted benefits of the Acquisition will depend in part upon whether we can integrate RKI’s businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The successful acquisition of producing properties, including those acquired from RKI, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs and potential environmental and other liabilities;

•	regulatory, permitting and similar matters; and

•	our ability to obtain external financing to fund the purchase price.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed a review of the subject properties that we believe to be generally consistent with industry practices. Our review may not reveal all existing or potential problems or permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. As is the case with the Acquisition, we are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the assets to be acquired, we are entitled to indemnification for only certain environmental liabilities. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the acquired properties will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of the Acquisition will materialize.

Significant acquisitions, including the Acquisition, and other strategic transactions may involve other risks that may cause our business to suffer, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

•	difficulty associated with coordinating geographically separate assets;

•	the challenge of attracting and retaining personnel associated with acquired operations; and

•

the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition.

We expect to incur significant costs associated with the Acquisition and combining the operations of the two companies, including costs to achieve targeted cost-savings. The substantial majority of the expenses resulting from the Acquisition will be composed of transaction costs related to the Acquisition, systems consolidation costs, and business integration and employment-related costs, including costs for severance, retention and other restructuring. We may also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The Acquisition may not be successful.

We recently announced our entry into the Merger Agreement to acquire RKI. Risks associated with the Acquisition include the risk that the transaction may not be consummated, the risk that regulatory approval that may be required for the transaction is not obtained or is obtained subject to certain conditions that are not anticipated, litigation risk associated with claims or potential claims brought by equityholders of RKI to enjoin the transaction or seek monetary damages and risks associated with our ability to issue debt and equity to fund the purchase price. If the Acquisition is not consummated on or before the Outside Date, or if the Merger Agreement is terminated prior to the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest to the date of redemption. See “—Risk Factors Relating to the Notes—In the event that the Acquisition is not consummated on or prior to the Outside Date or the Merger Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes.”

Risk Factors Relating to our Mandatory Convertible Preferred Stock and our Common Stock

You will bear the risk of a decline in the market price of our common stock.

The number of shares of our common stock that you would receive upon mandatory conversion of our mandatory convertible preferred stock is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding July 31, 2018. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the mandatory convertible preferred stock. Specifically, if the applicable market value of our common stock is less than the initial price, which is calculated by dividing $50 by the maximum conversion rate and initially equals approximately $10.10 (which is approximately equal to the per share public offering price of our common stock in the concurrent offering of our common stock), the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of mandatory convertible preferred stock will be less than the $50 liquidation preference per share of mandatory convertible preferred stock, and an investment in our mandatory convertible preferred stock would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

Purchasers of our mandatory convertible preferred stock may not realize any or all of the benefit of an increase in the market price of shares of our common stock. The opportunity for equity appreciation provided by an investment in mandatory convertible preferred stock is less than that provided by a direct investment in our common stock.

The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our mandatory convertible preferred stock on the mandatory conversion date (assuming that dividends on the shares of mandatory convertible preferred stock will be declared and paid in cash) will only be greater than the liquidation preference of $50 per share of mandatory convertible preferred stock if the applicable market value of our common stock is greater than the threshold appreciation price, which is calculated by dividing $50 by the minimum conversion rate and initially equals approximately $12.12. The threshold appreciation price represents an appreciation of approximately 20% over the initial price. If the applicable market value of our common stock is greater than the threshold appreciation price, you will receive on the mandatory conversion date approximately 83.33% (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the mandatory convertible preferred stock is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion (assuming that dividends on the shares of mandatory convertible preferred stock will be declared and paid in cash) will only be equal to the aggregate liquidation preference of the mandatory convertible preferred stock, and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for our mandatory convertible preferred stock.

We expect that, generally, the market price of our common stock will affect the market price of our mandatory convertible preferred stock more than any other single factor. This may result in greater volatility in the market price of our mandatory convertible preferred stock than would be expected for nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including our financial condition, operating results and prospects, as well as economic, financial and other factors, such as prevailing interest rates, interest rate volatility, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, or changes in our industry and competitors and government regulations, many of which are beyond our control. For more information regarding such factors, see “—The market price of our common stock may be volatile or may decline and it may be difficult for you to resell shares of our common stock at prices you find attractive” and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

In addition, we expect that the market price of our mandatory convertible preferred stock will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of our mandatory convertible preferred stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and our mandatory convertible preferred stock. The market price of our common stock could also be affected by possible sales of our common stock by investors who view our mandatory convertible preferred stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of our mandatory convertible preferred stock.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined in “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to July 31, 2018, the fundamental change conversion rate will apply to any shares of mandatory convertible preferred stock converted during the fundamental change conversion period (as defined in the “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) and, with respect to those shares of mandatory convertible preferred stock converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount (subject to our right to deliver shares of common stock in lieu of all or part of such amount in cash). The fundamental change conversion rate will be determined as described in “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount—Fundamental Change Conversion Rate.”

Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount are generally designed to compensate you for the lost option value and lost dividends that you would suffer as a result of converting your mandatory convertible preferred stock upon a fundamental change, the fundamental change conversion rate and fundamental change dividend make-whole amount are only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. In addition, if the price of our common stock is less than $5.00 per share or more than $18.00 per share, the feature of the fundamental change conversion rate will not compensate you for any loss suffered in connection with a fundamental change.

Furthermore, our obligation to deliver a number of shares of common stock, per share of the mandatory convertible preferred stock, equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The fixed conversion rates of the mandatory convertible preferred stock may not be adjusted for all dilutive events that may adversely affect the market price of the mandatory convertible preferred stock or the common stock issuable upon conversion of the mandatory convertible preferred stock.

The fixed conversion rates of the mandatory convertible preferred stock are subject to adjustment only for the issuance of certain stock dividends on our common stock, subdivisions or combinations of our common stock, the issuance of certain rights, options or warrants to holders of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, cash dividends, and certain issuer tender or exchange offers as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into common stock for cash or in connection with acquisitions, or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment, even though these other events may adversely affect the market price of our common stock and, therefore, the market price of the mandatory convertible preferred stock. In addition, the terms of our mandatory convertible preferred stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock in engaging in any such offering or transaction.

Investors will not have any rights to require us to redeem the mandatory convertible preferred stock in the event that the Acquisition is not completed by November 30, 2015 or an acquisition termination event occurs.

Investors will not have any rights to require us to redeem the mandatory convertible preferred stock if the Acquisition is not completed by 5:00 p.m., New York City time, on November 30, 2015 or an acquisition termination event (as defined herein) occurs. Further, investors will not have any right to require us to redeem the mandatory convertible preferred stock if, subsequent to the completion of this offering, we or RKI experience any changes in our business or financial condition or if the terms of the Acquisition or the financing thereof change. Even if we redeem the mandatory convertible preferred stock, investors may not obtain their expected return and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

The mandatory convertible preferred stock is subject to redemption at our option if the Acquisition is not completed on or prior to 5:00 p.m., New York City time, on November 30, 2015 or upon the occurrence of an acquisition termination event.

If the Acquisition is not completed on or prior to 5:00 p.m., New York City time, on November 30, 2015, or if an acquisition termination event occurs, we will be entitled, but not required, to redeem the mandatory convertible preferred stock, in whole but not in part, at a redemption price equal to $50 per mandatory convertible preferred stock plus accumulated and unpaid dividends to the date of redemption (whether or not declared) or, in certain circumstances, at an early redemption price that includes a make-whole adjustment. Although the redemption price is designed to compensate you for the lost option value of your mandatory convertible preferred stock and lost dividends as a result of the acquisition termination redemption, it is only an approximation of such lost value and may not adequately compensate you for your actual loss. If we redeem the mandatory convertible preferred stock, you may not obtain your expected return and you may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

The proceeds of this offering will not be deposited into an escrow account in favor of holders of mandatory convertible preferred stock pending any acquisition termination redemption of the mandatory convertible preferred stock. Our ability to pay the redemption price to holders of the mandatory convertible preferred stock in connection with an acquisition termination redemption may be limited by our then existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the mandatory convertible preferred stock following our election to redeem the mandatory convertible preferred stock.

The concurrent common stock offering and the possibility of the sale of our common stock in the future, could reduce the market price of our common stock and, in turn, the mandatory convertible preferred stock.

Concurrently with this offering, we are offering 30,000,000 shares of our common stock (or 34,500,000 shares if the option to purchase additional shares in connection therewith is exercised in full) in a registered offering. This offering is not conditioned on the closing of the concurrent common stock offering, and the concurrent common stock offering is not conditioned on the closing of this offering. In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Additionally, in connection with the Acquisition, 40,000,000 shares of our common stock will be issued to certain RKI equityholders. We have entered into a registration rights agreement with these RKI equityholders that that will provide for customary registration rights. In addition, such RKI equityholders have agreed to be bound by a lock-up agreement substantially similar to the lock-up agreement applicable to us in connection with this offering. See “Underwriting—Lock-Up Agreements.” We will be required to pay certain expenses relating to such registrations and any securities registered under any such registration statement will be available for sale in the open market unless restrictions apply.

Furthermore, except as described herein under “Underwriting” for 90 days from the date of this prospectus supplement, we are not restricted from issuing additional preferred stock or common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, including any common stock that may be issued upon the conversion of the mandatory convertible preferred stock being offered hereby. Any of these events could constitute a material portion of our then outstanding shares of common stock, may dilute your ownership interest in our company and have an adverse impact on the price of our common stock and, in turn, the mandatory convertible preferred stock. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options and upon conversion of the mandatory convertible preferred stock. Furthermore, sales of a substantial amount of our common stock in the public market or the perception that these sales or conversions may occur, could reduce the market price of our common stock and, in turn, the mandatory convertible preferred stock. This could also impair our ability to raise additional capital through the sale of our securities. We cannot predict the effect that future sales of our common stock, or the perception that these sales may occur, or other equity-related securities would have on the market price of our common stock.

Recent regulatory actions may adversely affect the trading price and liquidity of our mandatory convertible preferred stock.

Investors in, and potential purchasers of, our mandatory convertible preferred stock who employ, or seek to employ, a convertible arbitrage strategy with respect to our mandatory convertible preferred stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, our mandatory convertible preferred stock to conduct a convertible arbitrage strategy with respect to our mandatory convertible preferred stock. This could, in turn, adversely affect the trading price and liquidity of our mandatory convertible preferred stock.

You will have no rights with respect to our common stock until you convert your mandatory convertible preferred stock, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your mandatory convertible preferred stock, but your investment in the mandatory convertible preferred stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or our amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment (unless it would adversely affect the special rights, preferences, privileges and voting powers of the mandatory convertible preferred stock), although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights with respect to the mandatory convertible preferred stock except under limited circumstances.

You do not have voting rights with respect to the mandatory convertible preferred stock, except with respect to certain amendments to the terms of the mandatory convertible preferred stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law or by our amended and restated certificate of incorporation. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the mandatory convertible preferred stock and ending on, but not including, October 31, 2015), whether or not for consecutive dividend periods, the holders of shares of mandatory convertible preferred stock, voting together as a single class with holders of all other series of preferred stock ranking equally with the mandatory convertible preferred stock and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described in “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

Our mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our mandatory convertible preferred stock then outstanding.

As of March 31, 2015, we had long-term indebtedness of $2.0 billion on an actual basis. As of March 31, 2015, on a pro forma as adjusted basis, after giving effect to the Financing Transactions, the amendments to our revolving credit facility and the Acquisition, (i) we would have had total indebtedness of $3.7 billion, none of which was secured or subordinated and (ii) we would have had $1.0 billion available for additional borrowing under our $1.5 billion revolving credit facility, all of which would be unsecured.

Our mandatory convertible preferred stock will rank junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock will rank senior to the mandatory convertible preferred stock and our mandatory convertible preferred stock will rank junior to all of our existing and future indebtedness.

Although the credit agreement governing our revolving credit facility restricts our subsidiaries’ ability to incur certain indebtedness, such restrictions are subject to certain exceptions. In addition, the terms of the mandatory convertible preferred stock do not prevent us or our subsidiaries from issuing debt or equity securities or incurring indebtedness, except that we may not issue senior preferred stock without the consent of at least two-thirds of the outstanding shares of the mandatory convertible preferred stock. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock in engaging in any such offering or transaction.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to pay the liquidation preference of the mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock will share ratably in the assets remaining after payments to creditors and securityholders senior to them in our capital structure. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities that rank senior to obligations owed to equity holders, to pay any amounts with respect to shares of the mandatory convertible preferred stock or our common stock then outstanding.

Our amended and restated certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued will rank ahead of our common stock in terms of dividends and liquidation rights. If we issue preferred stock, it may adversely affect the market price of our common stock. Our board of directors also has the power, without stockholder approval, subject to applicable law, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of shares of the mandatory convertible preferred stock and our common stock or the market price of the mandatory convertible preferred stock and our common stock could be adversely affected. See “Description of Capital Stock—Preferred Stock” in the accompanying prospectus.

Our ability to declare and pay dividends on our mandatory convertible preferred stock may be limited.

Our declaration and payment of dividends on our mandatory convertible preferred stock in the future will be determined by our board of directors in its sole discretion and will depend upon various factors, including our financial position, cash flows, results of operations, capital requirements and investment opportunities.

The agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our capital stock, including the mandatory convertible preferred stock. Therefore, we may be unable to pay dividends in cash on the mandatory convertible preferred stock unless we can refinance the amounts outstanding under such agreements.

In addition, under Delaware law, our board of directors (or an authorized committee thereof) may declare dividends on our capital stock only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to declare and pay cash dividends on the mandatory convertible preferred stock, we may not have sufficient cash to declare and pay dividends in cash on the mandatory convertible preferred stock.

If upon mandatory conversion we have not declared all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock, the applicable conversion rate will be adjusted so that holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion” and “—Early Conversion at the Option of the Holder.” As a result of such limitations, the market value of such additional number of shares of common stock may be less than the amount of such accumulated and unpaid dividends. To the extent that the amount of such accumulated and unpaid dividends exceeds the product of such number of additional shares and 97% of the five-day average price (as defined herein), we will, if we are able to do so under applicable law and in compliance with our indebtedness, declare and pay such excess amount in cash pro rata to the holders of the mandatory convertible preferred stock; however, to the extent we are not permitted to do so, you will not receive such dividends.

If upon an early conversion at the option of a holder (other than during a fundamental change conversion period) we have not declared all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock for all full dividend periods ending on the dividend payment date prior to such early conversion date, the applicable conversion rate will be adjusted so that the converting holder receives an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder.” As a result of such limitations, the market value of such additional number of shares of common stock may be less than the amount of such accumulated and unpaid dividends. To the extent that the amount of such accumulated and unpaid dividends exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock (or units of exchange property) or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under “—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” If these limitations to the delivery in shares in payment of accumulated and unpaid dividends are reached, we will pay the shortfall in cash if we are permitted to do so under applicable law and in compliance with our indebtedness; however, to the extent we are not permitted to do so, we will make an adjustment to the conversion rate; provided that we will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not anticipate paying any dividends on our common stock in the foreseeable future. Any declaration and payment of future dividends to holders of our common stock may be limited by the provisions of the Delaware General Corporation Law and our indebtedness. The future payment of dividends will be at the sole discretion of our board of directors and will depend on many factors, including our earnings, capital requirements, financial condition and other considerations that our board of directors deems relevant. Further, under the terms of the mandatory convertible preferred stock, our ability to declare and pay dividends on, or repurchase, our common stock will be subject to restrictions in the event we fail to declare and pay full dividends on the mandatory convertible preferred stock.

You may be subject to tax with respect to the mandatory convertible preferred stock even though you do not receive a corresponding cash distribution.

The fixed conversion rates of the mandatory convertible preferred stock are subject to adjustment in certain circumstances, including the payment of cash dividends. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” If, as a result of an adjustment, your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received, for U.S. federal income tax purposes, a taxable dividend without the receipt of any cash or property. In addition, we may make distributions to holders of the mandatory convertible preferred stock that are paid with shares of our common stock, and any such distribution might be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, you, as a holder of mandatory convertible preferred stock, may be subject to tax even though you have received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense. See “Material U.S. Federal Income Tax Considerations” for a further discussion of U.S. federal income tax considerations.

The distributions we pay on the mandatory convertible preferred stock may not qualify as dividends for U.S. federal income tax purposes, which could adversely affect the U.S. federal income tax consequences to U.S. corporate investors of owning the mandatory convertible preferred stock.

For U.S. federal income tax purposes, a distribution that we pay on our mandatory convertible preferred stock will be treated as a dividend only to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes (“earnings and profits”).

We are uncertain whether or not we have any accumulated earnings and profits as of the date of this offering, and we anticipate we will likely not have current earnings and profits for 2015. Our ability to generate earnings and profits in any future year is subject to a number of variables that are uncertain and difficult to predict. Accordingly, we anticipate there could be years in which we do not have earnings and profits. Therefore, we cannot assure you that we will have sufficient earnings and profits to cause distributions on our mandatory convertible preferred stock to be treated as dividends.

To the extent that our earnings and profits are insufficient and distributions we pay on our mandatory convertible preferred stock are not treated as dividends for U.S. federal income tax purposes, if you are a domestic corporation, you will not be entitled to claim a “dividends-received” deduction with respect to any such distribution. In such case, the U.S. federal income tax consequences to you of owning the mandatory convertible preferred stock may be adversely affected. See “Material U.S. Federal Income Tax Considerations” for a more detailed description of the U.S. federal income tax consequences of the ownership and disposition of shares of mandatory convertible preferred stock.

An active trading market for the mandatory convertible preferred stock does not exist and may not develop.

The mandatory convertible preferred stock is a new issue of securities with no established trading market. The liquidity of the trading market in the mandatory convertible preferred stock, and the market price quoted for the mandatory convertible preferred stock, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. We intend to apply to list the mandatory convertible preferred stock on the NYSE. However, there can be no assurance that our mandatory convertible preferred stock will be listed, and if listed, that it will continue to be listed. In addition, listing the mandatory convertible preferred stock on the New York Stock Exchange, if applicable, does not guarantee that an active trading market will develop for the mandatory convertible preferred stock. If an active trading market does not develop or is not maintained, the market price and liquidity of the mandatory convertible preferred stock may be adversely affected. In that case you may not be able to sell your mandatory convertible preferred stock at a particular time or you may not be able to sell your mandatory convertible preferred stock at a favorable price. In addition, as shares of the mandatory convertible preferred stock are converted, the liquidity of the mandatory convertible preferred stock that remains outstanding may decrease.

Certain rights of the holders of the mandatory convertible preferred stock and certain contractual and statutory provisions could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of mandatory convertible preferred stock to exercise their rights associated with a potential fundamental change.

Certain rights of the holders of the mandatory convertible preferred stock could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to July 15, 2018, holders of the mandatory convertible preferred stock may have the right to convert their mandatory convertible preferred stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a fundamental change dividend make-whole amount equal to the present value of all remaining dividend payments on their mandatory convertible preferred stock. See “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” These features of the mandatory convertible preferred stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

In addition, provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and contracts to which we are a party, could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. See “Description of Capital Stock” in the accompanying prospectus.

Our significant indebtedness reduces our financial flexibility and could impede our ability to operate.

We have historically operated with, and anticipate continuing to operate with, a significant amount of debt. Our substantial amount of debt, including the debt we plan to incur concurrently with this offering, could have important consequences for investors in our mandatory convertible preferred stock and our common stock, including the following:

•	make it more difficult for us to satisfy our obligations with respect to our revolving credit facility;

•

impair our ability to obtain additional financing, if necessary, for working capital, letters of credit or other forms of guarantees, capital expenditures, acquisitions or other purposes or make such financing unavailable on favorable terms;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, capital expenditures, future business opportunities and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	reduce our ability to make acquisitions or expand our business;

•	limit our ability to borrow additional funds;

•	limit our ability to sell assets to raise funds if needed for working capital, capital expenditures, acquisitions or other purposes;

•	make it difficult for us to pay dividends on shares of our mandatory convertible preferred stock and our common stock;

•	increase our vulnerability to adverse economic and industry conditions, including increases in interest rates; and

•	place us at a competitive disadvantage compared to competitors who might have relatively less debt.

We intend to increase our level of indebtedness concurrently with this offering. Additionally, we may be able to incur substantial additional indebtedness in the future. Although our revolving credit facility contains restrictions on the incurrence of additional indebtedness by our subsidiaries, such restrictions are subject to a number of qualifications and exceptions, and indebtedness incurred in compliance with such restrictions could be substantial. To the extent that new indebtedness is added to our current debt levels, including the debt we plan to incur concurrently with this offering, the risks described above would increase.

The market price of our common stock may be volatile or may decline and it may be difficult for you to resell shares of our common stock at prices you find attractive.

The market price of our common stock has historically experienced and may continue to experience volatility. For example, during the twelve months ended December 31, 2014, the high sales price per share of our common stock on the NYSE was $26.79 and the low sales price per share was $10.01. The market price of our common stock could be subject to wide fluctuations in the future in response to the following events or factors that may vary over time and some of which are beyond our control, including but not limited to:

•	changes in natural gas and oil prices, including in different geographic locations;

•	demand for natural gas and oil;

•	the success of our drilling program;

•	changes in our drilling schedule;

•	adjustments to our reserve estimates and differences between actual and estimated production, revenue and expenditures;

•	competition from other oil and gas companies;

•	costs and liabilities relating to governmental laws and regulations and environmental risks;

•	general market, political and economic conditions;

•	our failure to meet financial analysts’ performance or financing expectations;

•	changes in recommendations by financial analysts; and

•	changes in market valuations of other companies in our industry.

In particular, a significant or extended decline in natural gas and oil prices would have a material adverse effect on our financial position, our results of operations, our access to capital and the quantities of natural gas and oil that we can produce economically. Other risks described elsewhere under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement also could materially and adversely affect the share price of our common stock.

Provisions of Delaware law and our charter documents may delay or prevent an acquisition of us that stockholders may consider favorable or may prevent efforts by our stockholders to change our directors or our management, which could decrease the value of your shares.

Section 203 of the Delaware General Corporation Law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include the following:

•	restrictions on business combinations for a three-year period with a stockholder who becomes the beneficial owner of more than 15 percent of our common stock;

•	restrictions on the ability of our stockholders to remove directors;

•	supermajority voting requirements for stockholders to amend our organizational documents; and

•	a classified board of directors.

Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders. Further, these provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through unsolicited transactions that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our directors or our management may be unsuccessful.

USE OF PROCEEDS

We will receive approximately $339 million in net proceeds from this offering, after deducting underwriting discounts and after estimated offering expenses (or $390 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering, the net proceeds from our Concurrent Offerings, cash on hand and borrowings under our revolving credit facility to finance the Acquisition, including the repayment of RKI debt, and to pay related fees and expenses.

The completion of this offering is not conditioned upon the Concurrent Offerings or the Acquisition. However, if for any reason the Acquisition is not consummated by the Outside Date or the Merger Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption and, if the Acquisition is not consummated by the Outside Date, the Merger Agreement is terminated at any time prior thereto or we determine in our reasonable judgment that the Acquisition will not occur, we will have the right, but not the obligation, to redeem the mandatory convertible preferred stock. The Concurrent Offerings will not be conditioned on the consummation of this offering, each other or the Acquisition.

The following table outlines the expected sources and uses of funds for the Acquisition. The table assumes that (i) the Acquisition and the Financing Transactions are completed simultaneously, but this offering and the Concurrent Offerings are expected to be completed before completion of the Acquisition and (ii) the underwriters do not exercise their option to purchase additional shares in this offering and the Common Stock Offering. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Acquisition. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of Funds		Uses of Funds
Cash(1)	$300	Acquisition consideration(5)	$1,765
Revolving credit facility(1)(2)	269	Refinance RKI Notes(6)	400
Common Stock Offering(3)	303	Refinance RKI credit facility(6)	585
Mandatory convertible preferred stock offered hereby	350	RKI Notes breakage costs(6)	55
Notes Offering	1,200	Transaction fees and expenses(7)	86
Equity to RKI’s equity holders(4)	469

Total	$2,891	Total	$2,891

(1)	Reflects estimated use of cash on our and RKI’s balance sheet. As of June 30, 2015, we had approximately $320 million in cash.
(2)	If the underwriters exercise their option to purchase additional shares in this offering and/or the Common Stock Offering, such additional proceeds will be used to finance the Acquisition and reduce the amounts borrowed under our revolving credit facility.
(3)	Reflects the issuance of 30 million shares of common stock at the public offering price of $10.10 per share.
(4)	Reflects the value of the 40 million shares to be issued to RKI’s equity holders as calculated pursuant to the Merger Agreement for purposes of determining the total consideration to be received by them.
(5)	Represents the estimated cash and equity consideration payable to RKI’s equity holders after deducting the expected outstanding face amount of RKI’s debt from the $2.75 billion purchase price pursuant to the terms of the Merger Agreement.
(6)	Includes funds to redeem RKI’s $400 million aggregate principal amount of 8.500% Senior Notes due 2021 at 100% of the principal amount of the RKI Notes, plus a “make-whole” premium as of the redemption date and accrued and unpaid interest, if any, to the redemption date and repay RKI’s revolving credit facility. As of June 30, 2015, RKI had $585 million outstanding under its revolving credit facility, with an average weighted interest rate of 2.7%, and had $0.8 million face amount of letters of credit outstanding.
(7)	Includes discounts, commissions and expenses of this offering and the Concurrent Offerings and expenses relating to the Acquisition.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015:

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering (but not the application of the proceeds therefrom), after deducting the underwriting discounts and commissions and estimated offering expenses;

•

on an as further adjusted basis to give effect to (a) the Common Stock Offering of 30,000,000 shares of common stock, or gross proceeds of approximately $303 million at the public offering price of $10.10 per share and (b) the Notes Offering of $1.2 billion aggregate principal amount of our Senior Notes due 2020 and Senior Notes due 2023 (in each case after deducting the underwriting discounts and commissions and estimated offering expenses, but not giving effect to the application of the offering proceeds); and

•	on a pro forma as further adjusted basis to give further effect to the Acquisition (including the application of net proceeds of this offering and the Concurrent Offerings).

The completion of this offering is not conditioned upon the Concurrent Offerings or the Acquisition.

This table should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Information” and our unaudited consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended March 31, 2015 incorporated by reference herein.

	As of March 31, 2015
	Actual	As Adjusted for this Offering	As Further Adjusted for the Concurrent Offerings	Pro Forma As Further Adjusted for the Acquisition
	(Unaudited)
	(In millions)
Cash and cash equivalents(1)	$82	$421	$1,895	$103

Our Debt:
5.250% Senior Notes due 2017	$400	$400	$400	$400
6.000% Senior Notes due 2022	1,100	1,100	1,100	1,100
5.250% Senior Notes due 2024	500	500	500	500
Credit facility agreement(2)	—	—	—	500
Notes offered pursuant to Notes Offering	—	—	1,200	1,200
Other debt	1	1	1	1

Total debt obligations(3)	2,001	2,001	3,201	3,701
Equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares issued on an actual basis; 7 million shares issued on an as adjusted basis for this offering)	—	339	339	339
Common stock (2 billion shares authorized at $0.01 par value; 204.8 million shares issued on an actual and as adjusted basis for this offering; 234.8 million shares issued on an as further adjusted basis for the Common Stock Offering; and 274.8 million shares issued on a pro forma as further adjusted for basis the Acquisition)(4)	2	2	2	2
Additional paid-in-capital	5,564	5,564	5,856	6,305
Accumulated deficit	(1,177)	(1,177)	(1,177)	(1,240)

Total equity	4,389	4,728	5,020	5,406

Total capitalization	$6,390	$6,729	$8,221	$9,107

(1)	As of June 30, 2015, we had cash and cash equivalents of approximately $320 million. The increase in cash and cash equivalents is primarily due to a transaction in which we monetized a package of marketing contracts and released certain firm transportation capacity in the Northeast. See “Summary—Other Recent Developments.”
(2)	As of March 31, 2015, we had a $1.5 billion, five-year senior unsecured revolving credit facility that matures in 2019. Under the terms of the revolving credit facility and subject to certain requirements, we may request an increase in the commitments of up to an additional $300 million by either commitments from new lenders or increased commitments from existing lenders. As of March 31, 2015, on a pro forma basis as further adjusted for the Financing Transactions, the amendments to our revolving credit facility and the Acquisition, we would have had $1.0 billion available for additional borrowing under our revolving credit facility, all of which would be unsecured. On July 16, 2015, we amended our revolving credit facility. See “Description of Certain Indebtedness.” As of June 30, 2015, we had no outstanding borrowings under our revolving credit facility.
(3)	Does not include $315 million in letters of credit that have been issued as of March 31, 2015 in connection with three bilateral, uncommitted letter of credit agreements we entered into that incorporate terms similar to those found in the revolving credit facility.
(4)	Based on 204.8 million shares of our common stock outstanding as of March 31, 2015 and excludes:

•

any shares of common stock issuable upon conversion of the $350 million aggregate liquidation preference of our mandatory convertible preferred stock (or $402.5 million aggregate liquidation preference if the underwriters exercise their option to purchase additional shares our mandatory convertible preferred stock in full) or any shares of common stock that may be issued in payment of a dividend on such mandatory convertible preferred stock;

•	2.9 million shares that may be issued pursuant to outstanding stock options as of March 31, 2015 at a weighted average exercise price of $15.09;

•	5.2 million non-vested restricted share units that will vest over an average of 2 years; and

•	2.6 million additional shares of our common stock that may be issued under our equity incentive plan and an employee stock purchase plan. An additional 10 million shares were approved in May 2015.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of WPX Energy, Inc. (“WPX”) and RKI Exploration & Production, LLC (“RKI”), and has been adjusted to reflect the following:

•

Proposed acquisition of RKI through the merger of a WPX subsidiary and RKI, for consideration of approximately $2.75 billion, consisting of 40 million unregistered shares of WPX common stock and approximately $2.28 billion in cash (the “Acquisition”). The cash consideration is subject to closing adjustments and will also be reduced by our assumption of $400 million of aggregate principal amount of RKI’s senior notes and any amounts outstanding under RKI’s revolving credit facility.

•

Adjustments to RKI’s historical information to remove the effect of RKI’s assets in the Powder River Basin and certain other assets outside the Delaware Basin. In connection with the Acquisition, RKI intends either (i) to contribute its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which will be paid to RKI’s equity holders in connection with the Acquisition, or (ii) to dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets herein as the “RKI Dispositions.”

•

Impact of proposed concurrent offerings by WPX of $1.2 billion aggregate principal amount of senior notes, 30 million shares of common stock resulting in gross proceeds of $303 million, at the public offering price of $10.10 per share, 7 million shares of mandatory convertible preferred stock resulting in gross proceeds of $350 million and borrowings under our revolving credit facility and the repayment of RKI debt with a portion of the proceeds therefrom (collectively for the purposes of this section, the “Financing Transactions”).

Certain of RKI’s historical amounts have been reclassified to conform to the financial statement presentation of WPX. The unaudited pro forma condensed combined balance sheet as of March 31, 2015 gives effect to the Acquisition, the RKI Dispositions and the Financing Transactions as if they had occurred on March 31, 2015. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 both give effect to the Acquisition, RKI Dispositions and Financing Transactions as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the Acquisition, RKI Dispositions and related Financing Transactions and do not represent what our results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial statements are intended to provide information about the continuing impact of the Acquisition, the RKI Dispositions and the Financing Transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

The following unaudited pro forma condensed combined financial information should be read in conjunction with WPX’s and RKI’s consolidated financial statements and related notes. WPX financial statements and notes are included in WPX’s Annual Report on Form 10-K for the year ended December 31, 2014 and WPX’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 (both of which are incorporated by reference). RKI’s consolidated financial statements and notes are incorporated by reference from our Current Report on Form 8-K filed with the SEC on July 14, 2015. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

WPX Energy, Inc.

Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015

(Unaudited)

	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments			Pro Forma Financing Adjustments			WPX Pro Forma Combined
	(Millions)
Assets
Current assets:
Cash and cash equivalents	$82	$29	$(27)	$(1,333)	(a	)	$1,853	(e	)	$103
							(915)	(f	)
							(86)	(h	)
							500	(i	)
Accounts receivable, net of allowance	347	86	—	—			—			433
Derivative assets	431	78	—	—			—			509
Inventories	49	18	(11)	—			—			56
Margin deposits	18	—	—	—			—			18
Assets classified as held for sale	132	—	—	—			—			132
Other	28	4	(1)	—			—			31

Total current assets	1,087	215	(39)	(1,333)			1,352			1,282
Properties and equipment (successful efforts method of accounting)	12,041	2,552	(829)	1,344	(a	)	—			14,792
				(316)	(b	)
Less – accumulated depreciation, depletion and amortization	(5,130)	(419)	103	316	(b	)	—			(5,130)

Properties and equipment, net	6,911	2,133	(726)	1,344			—			9,662
Goodwill	—	—	—	488	(a	)	—			488
Derivative assets	58	19	—	—			—			77
Other noncurrent assets	47	19	—	—			26	(h	)	92

Total assets	$8,103	$2,386	$(765)	$499			$1,378			$11,601

Liabilities and Equity
Current liabilities:
Accounts payable	$464	$132	$—	$—			$—			$596
Accrued and other current liabilities	139	81	(17)	—			—			203
Liabilities associated with assets held for sale	47	—	—	—			—			47
Deferred income taxes	164	27	—	—			—			191
Derivative liabilities	22	—	—	—			—			22

Total current liabilities	836	240	(17)	—			—			1,059
Deferred income taxes	614	101	(41)	499	(a	)	(30)	(g	)	1,143
Long-term debt	2,000	860	—				1,200	(e	)	3,700
							(860)	(f	)
							500	(i	)
Derivative liabilities	2	—	—	—			—			2
Asset retirement obligations	203	24	(2)	7	(a	)	—			232
Other noncurrent liabilities	59	—	—	—			—			59
Equity:
Stockholders’ equity:
Preferred stock	—	—	—	—			350	(e	)	339
							(11)	(h	)
Common stock	2	—	—	—			—			2
Additional paid-in-capital	5,564	920	—	(920)	(c	)	303	(e	)	6,305
				449	(d	)
							(11)	(h	)
Accumulated deficit	(1,177)	241	(705)	464	(c	)	(63)	(g	)	(1,240)

Total stockholders’ equity	4,389	1,161	(705)	(7)			568			5,406

Total liabilities and equity	$8,103	$2,386	$(765)	$499			$1,378			$11,601

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Three Months Ended March 31, 2015
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$167	$8	$(1)	$—		$—		$174
Oil and condensate sales	117	69	(33)	—		—		153
Natural gas liquid sales	23	2	—	—		—		25

Total product revenues	307	79	(34)	—		—		352
Gas management	158	—	—	—		—		158
Net gain (loss) on derivatives not designated as hedges	105	44	(18)	—		—		131
Other	2	—	—	—		—		2

Total revenues	572	123	(52)	—		—		643
Costs and expenses:
Lease and facility operating	57	25	(13)	—		—		69
Gathering, processing and transportation	73	2	—	—		—		75
Taxes other than income	22	7	(4)	—		—		25
Gas management, including charges for unutilized pipeline capacity	109	—	—	—		—		109
Exploration	7	2	(2)	—		—		7
Depreciation, depletion and amortization	216	60	(27)	2	(j)	—		251
Gain on sale of assets	(69)	—	—	—		—		(69)
General and administrative	64	13	(4)	—		—		73
Other—net	26	—	—	—		—		26

Total costs and expenses	505	109	(50)	2		—		566

Operating income (loss)	67	14	(2)	(2)		—		77
Interest expense	(33)	(10)	3	—		(23	) (l)	(56)
						7	(m)
Investment income and other	1	—	—	—		—		1

Income (loss) from continuing operations before income taxes	35	4	1	(2)		(16)		22
Provision (benefit) for income taxes	13	2	—	(1	) (n)	(6	) (n)	8

Income (loss) from continuing operations	22	2	1	(1)		(10)		14
Less: Dividends from preferred stock	—	—	—	—		(5	) (o)	(5)

Net income attributable to WPX Energy, Inc common shareholders	22	2	1	(1)		(15)		9

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.11							$0.03
Weighted-average shares (millions)	204.1			40.0	(k)	30.0	(p)	274.1
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.11							$0.03
Weighted-average shares (millions)	205.9			40.0	(k)	30.0	(p)	275.9

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Three Months Ended March 31, 2014
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$317	$22	$(4)	$—		$—		$335
Oil and condensate sales	149	90	(37)	—		—		202
Natural gas liquid sales	61	13	(4)	—		—		70

Total product revenues	527	125	(45)	—		—		607
Gas management	561	—	—	—		—		561
Net gain (loss) on derivatives not designated as hedges	(195)	(12)	4	—		—		(203)
Other	1	—	—	—		—		1

Total revenues	894	113	(41)	—		—		966
Costs and expenses:
Lease and facility operating	60	17	(6)	—		—		71
Gathering, processing and transportation	89	—	—	—		—		89
Taxes other than income	35	11	(6)	—		—		40
Gas management, including charges for unutilized pipeline capacity	391	—	—	—		—		391
Exploration	15	2	(2)	—		—		15
Depreciation, depletion and amortization	193	49	(21)	2	(j)	—		223
Gain on sale of assets	—	—	—	—		—		—
General and administrative	67	9	(3)	—		—		73
Other—net	2	—	—	—		—		2

Total costs and expenses	852	88	(38)	2		—		904

Operating income (loss)	42	25	(3)	(2)		—		62
Interest expense	(29)	(10)	3	—		(23	) (l)	(52)
						7	(m)
Investment income and other	—	1	(1)	—		—		—

Income (loss) from continuing operations before income taxes	13	16	(1)	(2)		(16)		10
Provision (benefit) for income taxes	13	6	—	(1	) (n)	(6	) (n)	12

Income (loss) from continuing operations	—	10	(1)	(1)		(10)		(2)
Less: Dividends from preferred stock	—	—	—	—		(5	) (o)	(5)

Net income attributable to WPX Energy, Inc common shareholders	—	10	(1)	(1)		(15)		(7)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$—							$(0.03)
Weighted-average shares (millions)	201.5			40.0	(k)	30.0	(p)	271.5
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$—							$(0.03)
Weighted-average shares (millions)	205.2			40.0	(k)	30.0	(p)	271.5

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Year Ended December 31, 2014
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$1,002	$68	$(8)	$—		$—		$1,062
Oil and condensate sales	724	402	(167)	—		—		959
Natural gas liquid sales	205	44	(7)	—		—		242

Total product revenues	1,931	514	(182)	—		—		2,263
Gas management	1,120	—	—	—		—		1,120
Net gain (loss) on derivatives not designated as hedges	434	81	(31)	—		—		484
Other	8	1	(1)	—		—		8

Total revenues	3,493	596	(214)	—		—		3,875
Costs and expenses:
Lease and facility operating	244	81	(28)	—		—		297
Gathering, processing and transportation	328	6	—	—		—		334
Taxes other than income	126	47	(24)	—		—		149
Gas management, including charges for unutilized pipeline capacity	987	—	—	—		—		987
Exploration	173	20	(19)	—		—		174
Depreciation, depletion and amortization	810	214	(90)	9	(j)	—		943
Impairment of producing properties and costs of acquired unproved reserves	20	—	—	—		—		20
Loss on sale of working interests in the Piceance Basin	196	—	—	—		—		196
Gain on sale of assets	—	(130)	130	—		—		—
General and administrative	271	52	(15)	—		—		308
Other—net	12	—	—	—		—		12

Total costs and expenses	3,167	290	(46)	9		—		3,420

Operating income (loss)	326	306	(168)	(9)		—		455
Interest expense	(123)	(40)	13	—		(91	) (l)	(214)
						27	(m)
Investment income and other	1	—	—	—		—		1

Income (loss) from continuing operations before income taxes	204	266	(155)	(9)		(64)		242
Provision (benefit) for income taxes	75	96	(56)	(3	) (n)	(23	) (n)	89

Income (loss) from continuing operations	129	170	(99)	(6)		(41)		153
Less: Dividends from preferred stock	—	—	—	—		(22	) (o)	(22)

Net income attributable to WPX Energy, Inc common shareholders	129	170	(99)	(6)		(63)		131

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.63							$0.48
Weighted-average shares (millions)	202.7			40.0	(k)	30.0	(p)	272.7
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.62							$0.48
Weighted-average shares (millions)	206.3			40.0	(k)	30.0	(p)	276.3

WPX Energy, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1. Unaudited Pro Forma Condensed Combined Balance Sheet

RKI Dispositions

In connection with the Acquisition, RKI intends either (i) to contribute its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which will be paid to RKI’s equity holders in connection with the Acquisition, or (ii) to dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets herein as the “RKI Dispositions.” The pro forma balance sheet assumes the probable distribution of these assets and certain related liabilities to an RKI subsidiary that will be owned by RKI equity holders. In either case, WPX would acquire RKI exclusive of these assets.

Acquisition Adjustments

The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2015 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. WPX expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	changes in the estimated fair value of the 40 million shares of WPX common stock to be transferred to RKI’s equity holders, based on WPX’s share price at the date of closing;

•	final working capital and other post-closing adjustments, including amounts outstanding under RKI’s revolving credit facility or any proceeds received from the RKI Dispositions prior to closing;

•

changes in the estimated fair value of RKI’s assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future oil and gas commodity prices, reserve estimates, interest rates, and other factors; and

•

the tax basis of RKI’s assets and liabilities as of the closing date of the Acquisition as well as the evaluation of our ability to recognize the deferred tax asset for RKI’s federal net operating loss carryovers.

The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill expected to be recorded is as follows:

Preliminary Purchase Price Allocation
(Millions)
Consideration:
Cash	$1,333
Fair value of WPX common stock to be issued (1)	449

Total consideration	$1,782
Fair value of liabilities assumed:
Accounts payable	$132
Accrued liabilities	64
Deferred income taxes, current	27
Deferred income taxes, noncurrent	559
Long-term debt	860
Asset retirement obligation	29

Total liabilities assumed as of March 31, 2015	$1,671
Fair value of assets acquired:
Cash and cash equivalents	$2
Accounts receivable, net	86
Derivative assets, current	78
Derivative assets, noncurrent	19
Inventories	7
Other current assets	3
Properties and equipment, net	2,751
Other noncurrent assets	19

Total assets acquired as of March 31, 2015	$2,965

Goodwill as of March 31, 2015	$488

(1)	Based on 40 million shares of WPX common stock at $11.22 per share (the closing price of our common stock on the NYSE on July 10, 2015).

The goodwill recognized primarily results from the impact of deferred tax adjustments. The Acquisition is a taxable purchase of RKI’s stock for federal income tax purposes and, consequently, RKI’s basis in its assets and liabilities as well as its net operating loss carryovers will carry over to WPX for federal income tax purposes. Although the usage of such net operating losses will be subject to annual limitation prescribed by Section 382 of the Internal Revenue Code, we do not expect to record a valuation allowance against the associated deferred tax asset. The difference between the purchase price allocated to RKI’s assets and liabilities based on fair value and the tax basis of these assets and liabilities results in additional deferred income tax liability.

Based on the closing stock price on July 10, 2015, the preliminary value of WPX’s equity consideration to be transferred was approximately $449 million. The final value of WPX consideration will be determined based on the actual number of WPX shares issued and the market price of WPX’s common stock on the closing date of the Acquisition. A ten percent increase or decrease in the closing price of WPX’s common stock, as compared to July 10, 2015 closing price of $11.22, would increase or decrease the purchase price by approximately $45 million, assuming all other factors are held constant.

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of March 31, 2015 to reflect the acquisition adjustments related to the Acquisition:

(a)	The allocation of the estimated fair value of consideration transferred of $1.33 billion of cash and $449 million of common stock (based on the closing price of WPX’s common stock as of July 10, 2015) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$1.33 billion in cash paid to RKI related to the Acquisition;

•	$1.34 billion increase in RKI’s book basis of property, plant and equipment to reflect them at fair value;

•	$488 million of goodwill associated with the transaction;

•	a net $499 million increase in deferred tax liabilities associated with the transaction, including a valuation allowance on certain RKI deferred tax assets related to stated net operating losses; and

•	a $7 million increase in RKI’s asset retirement obligations to reflect them at fair value.

(b)	Reflects the elimination of RKI’s historical accumulated depreciation, depletion and amortization (“DD&A”) balances against gross properties and equipment.

(c)	Reflects the elimination of RKI’s historical equity balances in accordance with the acquisition method of accounting.

(d)	Reflects the estimated increase in WPX common stock and additional paid-in capital resulting from the issuance of WPX shares to the RKI equity holders to effect the transaction.

Financing Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet to reflect the Financing Transactions:

(e)	Represents $1.853 billion in cash anticipated to be received through proposed concurrent offerings of $1.2 billion of senior notes, $303 million of WPX common stock, and $350 million of mandatory convertible preferred stock. The anticipated cash to be received is before fees as described in (h) below and potential discounts. None of the offerings is conditioned on the consummation of any other offering or on the Acquisition.

(f)	Reflects the cash used for repayment of the $460 million outstanding under RKI’s revolving credit facility as of March 31, 2015 and the satisfaction and discharge of RKI’s long-term debt consisting of a principal amount of $400 million and a make-whole premium of $55 million.

(g)	Reflects the expense of the $55 million make-whole premium noted in (f) above and the corresponding tax impact of $20 million. Also included is the expensing of approximately $38 million of advisory fees, bridge financing commitments and other fees associated with the Acquisition; offset by the corresponding tax impact of $10 million.

(h)	Reflects $86 million for the following estimated fees:

•

$26 million comprised of $18 million in debt issuance costs for underwriting, banking, legal and accounting fees associated with the debt offering and $8 million of fees to amend certain terms of our revolving credit facility;

•	$11 million related to fees associated with the proposed issuance of mandatory convertible preferred stock;

•	$11 million related to fees associated with the proposed issuance of WPX common stock; and

•	$38 million of advisory fees, bridge financing commitments and other fees noted in (g) above associated with the Acquisition.

(i)	Represents $500 million of borrowings on our revolving credit facility to complete the Acquisition based on cash and cash equivalents as of March 31, 2015. Borrowings under our revolving credit facility will be decreased or increased if we receive more or less proceeds from the consummation of the proposed concurrent offerings. If the underwriters’ exercise their option to purchase additional shares of common stock or additional shares of mandatory convertible preferred stock as part of the Financing Transactions, we expect to reduce borrowings under our revolving credit facility. In addition, subsequent to March 31, 2015, WPX completed the sale of certain transportation contracts and received proceeds in excess of $200 million. WPX intends to use a significant portion of the proceeds from of such asset sale and a portion of the cash it generated subsequent to March 31, 2015 to fund, in part, the Acquisition. The amount of any such additional cash used to fund the Acquisition will reduce the amount of borrowings under our revolving credit facility used to fund the Acquisition.

Note 2. Unaudited Pro Forma Condensed Combined Statements of Operations

RKI Disposition

The amounts presented are primarily adjustments necessary to reflect the removal of the results of operations of the Powder River Basin and other properties outside the Delaware Basin from RKI’s consolidated historical financial statements.

Acquisition Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the acquisition transactions related to the Acquisition:

(j)	Reflects additional DD&A expense resulting from the increased basis of property, plant and equipment acquired.

(k)	Reflects 40 million shares of WPX common stock to be issued to RKI equity holders as a portion of the consideration for the Acquisition.

(n)	Represents an estimated tax impact of pretax pro forma adjustments.

Financing Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the financing transactions related to the Acquisition:

(l)	Reflects an assumed weighted average interest rate of 6.5 percent in respect to an aggregate of $1.2 billion of senior notes to be issued as part of the Financing Transactions. Actual interest expense may be higher or lower depending on fluctuations in interest rates and other market conditions. A one-eighth percent change in the assumed weighted average interest rate would result in a change of approximately $1.5 million in annual interest expense. Interest expense also assumes a weighted average interest rate of 2.25 percent in respect to $500 million of borrowings on our revolving credit facility. Also included are estimated amortization of debt issuance costs related to the notes offerings. Such costs are amortized over the terms of the associated debt.

(m)	Reflects the elimination of RKI remaining interest expense assuming no outstanding debt for the reporting periods.

(n)	Represents an estimated tax impact of pretax pro forma adjustments.

(o)	Reflects the dividends on the mandatory convertible preferred stock to be issued as part of the Financing Transactions based on a dividend rate of 6.25% per annum.

(p)	Includes 30 million shares of common stock, reflecting gross proceeds of $303 million at the public offering price of $10.10 per share. For the purposes of the calculation of shares for diluted earnings per share, the conversion of mandatory convertible preferred stock under the if-converted method would result in an additional 34.7 million common shares outstanding; however, no adjustment for these shares is reflected in the number of shares used in the diluted earnings per share calculations as they would be antidilutive.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013		2012		2011	2010
Ratio of earnings to fixed charges	1.97	2.56	(a	)	(b	)	2.49	(c	)

The ratio of earnings to fixed charges has been computed by dividing (i) income (loss) from continuing operations before income taxes and equity earnings, (ii) fixed charges and (iii) distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees less capitalized interest by fixed charges. Fixed charges consist of interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investees and rental expense in an amount deemed to be representative of the interest factor.

For the periods indicated above, we had no outstanding shares of preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

(a)	Earnings were inadequate to cover fixed charges by $1,730 million.
(b)	Earnings were inadequate to cover fixed charges by $260 million.
(c)	Earnings were inadequate to cover fixed charges by $887 million.

DIVIDEND POLICY AND MARKET FOR COMMON STOCK

Dividend Policy

We do not currently pay cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds lawfully available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. The timing and amount of any future dividend payments will also depend on, among other things, restrictions that may be contained in any debt or other agreements that we are subject to at the time. In addition, since we are a holding company with no material assets other than the shares of our subsidiaries through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries’ ability to distribute monies to us.

Price Range of Our Common Stock

Our common stock is listed on the NYSE under the symbol “WPX.” On July 16, 2015, the last reported sale price of our common stock on the NYSE was $10.34. As of June 30, 2015, there were 7,960 holders of record of our common stock. The following table sets forth the high and low sales prices per share of our common stock as reported on the NYSE since January 1, 2013.

	High	Low
Fiscal Year 2015:
First Quarter	$13.55	$10.04
Second Quarter	14.65	10.95
Third Quarter (through July 16, 2015)	12.39	10.22
Fiscal Year 2014:
First Quarter	$20.55	$16.80
Second Quarter	24.35	17.97
Third Quarter	26.79	20.05
Fourth Quarter	24.42	10.01
Fiscal Year 2013:
First Quarter	$16.98	$14.03
Second Quarter	21.11	14.87
Third Quarter	20.36	18.10
Fourth Quarter	23.69	17.54

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain of our indebtedness that we expect will be outstanding following the consummation of this offering, the Acquisition and the related Financing Transactions. To the extent this summary contains descriptions of our credit facilities, our senior notes and the indentures governing them, the descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which we will provide you upon request.

Concurrent Offering of Notes

Concurrently with this offering we are offering notes with an initial maximum aggregate principal amount $1.2 billion, comprising Senior Notes due 2020 and Senior Notes due 2023. The indenture governing the notes offered in the Notes Offering will be substantially identical to the indentures governing our Existing Notes (as defined below).

Existing Senior Notes

In November 2011, we issued $400 million aggregate principal amount of 5.25% Senior Notes due January 15, 2017 (the “2017 Notes”) and $1.1 billion aggregate principal amount of 6.00% Senior Notes due January 15, 2022 (the “2022 Notes”) pursuant to a private offering, and in June 2012 we exchanged these notes for registered 2017 Notes and 2022 Notes. The 2017 Notes and 2022 Notes were issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

In September 2014, we issued $500 million aggregate principal amount of 5.25% Senior Notes due September 15, 2024 (the “2024 Notes,” and together with the 2017 Notes and the 2022 Notes, the “Existing Notes”) pursuant to our automatic shelf registration statement on Form S-3 filed with the SEC. The 2024 Notes were issued under an indenture, as supplemented by a supplemental indenture, each between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The net proceeds from the offering of the 2024 Notes were approximately $494 million after deducting the initial purchasers’ discounts and our offering expenses. The proceeds were used to repay borrowings under our revolving credit facility.

The terms of the Existing Notes are substantially similar.

Optional Redemption. We have the option prior to maturity for the 2017 Notes, prior to October 15, 2021 for the 2022 Notes, and prior to June 15, 2024 for the 2024 Notes to redeem some or all of such notes at a specified “make whole” premium as described in the indenture(s) governing the applicable series of Existing Notes to be redeemed. We also have the option at any time or from time to time on or after October 15, 2021 to redeem the 2022 Notes, or on or after June 15, 2024, to redeem the 2024 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Change of Control. If we experience a change of control (as defined in the indentures governing the notes) accompanied by a specified rating decline, we must offer to repurchase the Existing Notes of such series at 101% of their principal amount, plus accrued and unpaid interest.

Covenants. The terms of the indentures governing our Existing Notes restrict our ability and the ability of our subsidiaries to incur additional indebtedness secured by liens and to effect a consolidation, merger or sale of substantially all our assets. The indentures also require us to file with the trustee and the SEC certain documents and reports within certain time limits set forth in the indentures. However, these limitations and requirements are subject to a number of important qualifications and exceptions. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Events of Default. Each of the following is an “Event of Default” under the indentures with respect to the Existing Notes of any series:

(1) a default in the payment of interest on the Existing Notes when due that continues for 30 days;

(2) a default in the payment of the principal of or any premium, if any, on the Existing Notes when due at their stated maturity, upon redemption, or otherwise;

(3) failure by us to duly observe or perform any other of the covenants or agreements (other than those described in clause (1) or (2) above) in the indenture, which failure continues for a period of 60 days, or, in the case of the reporting covenant under the indenture, which failure continues for a period of 90 days, after the date on which written notice of such failure has been given to us by the trustee; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, will be automatically extended by an additional 60 days so long as (i) such failure is subject to cure and (ii) we are using commercially reasonable efforts to cure such failure; and

(4) certain events of bankruptcy, insolvency or reorganization described in the indenture.

Credit Facility

We have a $1.5 billion five-year senior unsecured revolving credit facility agreement with Wells Fargo Bank, National Association, as Administrative Agent, Lender and Swingline Lender and the other lenders party thereto. Under the terms of our revolving credit facility and subject to certain requirements, we may request an increase in the commitments of up to an additional $300 million by either commitments from new lenders or increased commitments from existing lenders. Our revolving credit facility matures on October 28, 2019. The financial covenants in our revolving credit facility may limit our ability to borrow money, depending on the applicable financial metrics at any given time. As of March 31, 2015, we were in compliance with our financial covenants and had full access to our revolving credit facility. On July 16, 2015, we amended our revolving credit facility. The amendments modify the revolving credit facility to, among other things, (i) amend the Ratio of PV to Consolidated Indebtedness, (ii) amend the Ratio of Consolidated Net Indebtedness to Consolidated EBITDAX and (iii) add a Ratio of Consolidated EBITDAX to Consolidated Interest Charges (each as defined in our revolving credit facility).

Our revolving credit facility contains customary representations and warranties and affirmative, negative and financial covenants which were made only for the purposes of our revolving credit facility and as of the specific date (or dates) set forth therein, and may be subject to certain limitations as agreed upon by the contracting parties. The covenants limit, among other things, the ability of our subsidiaries to incur indebtedness; our and our subsidiaries’ ability to grant certain liens, materially change the nature of our or their business, make investments, guarantees, loans or advances in non-subsidiaries or enter into certain hedging agreements; the ability of our material subsidiaries to enter into certain restrictive agreements; our and our material subsidiaries’ ability to enter into certain affiliate transactions; and our ability to merge or consolidate with any person or sell all or substantially all of our assets to any person. We and our subsidiaries are also prohibited from using the proceeds under our revolving credit facility in violation of Sanctions (as defined in our revolving credit facility). In addition, the representations, warranties and covenants contained in our revolving credit facility may be subject to certain exceptions and/or standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Our revolving credit facility includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross payment-defaults, cross acceleration, bankruptcy and insolvency events, certain unsatisfied judgments and a change of control. If an event of default with respect to us occurs under the revolving credit facility, the lenders will be able to terminate the commitments and accelerate the maturity of any loans outstanding under the revolving credit facility at the time, in addition to the exercise of other rights and remedies available.

Letters of Credit

We have also entered into three bilateral, uncommitted letter of credit (“LC”) agreements. These LC agreements provide us the ability to meet various contractual requirements and incorporate terms similar to those found in our revolving credit facility. At March 31, 2015, a total of $315 million in letters of credit have been issued.

RKI Indebtedness

RKI Notes

Upon the consummation of this Acquisition, we intend to redeem RKI’s $400 million aggregate principal amount 8.500% Senior Notes due 2021 at 100% of the principal amount of the RKI Notes, plus the “make-whole” premium as of the redemption date and accrued and unpaid interest, if any, to the redemption date.

RKI Credit Facility

RKI has a $1 billion secured revolving bank credit facility agreement with Citibank, N.A. as administrative agent. The agreement provides for borrowings and letters of credit on a revolving basis. The borrowing base under the facility is $700 million and is determined based on a periodic valuation of RKI’s oil and natural gas reserves, subject to certain adjustments. The redetermination dates are set at each May 1 and November 1. No principal payments are required under the facility until maturity on February 26, 2019.

As of March 31, 2015, $460.0 million was outstanding under RKI’s revolving credit facility, as well as $0.8 million face amount of letters of credit outstanding. As of June 30, 2015, RKI had $585 million outstanding under its revolving credit facility, with an average weighted interest rate of 2.7%, and had $0.8 million face amount of letters of credit outstanding. The outstanding amounts we repay under RKI’s revolving credit facility in connection with the Acquisition will result in a reduction in the cash consideration paid to RKI’s equity holders. In the alternative, if RKI’s revolving credit facility is repaid prior to the Acquisition as part of the RKI Dispositions, the cash consideration paid to RKI’s equity holders for the Acquisition will not be reduced by such repayment amount.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following description is a summary of certain terms of our 6.25% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (the “mandatory convertible preferred stock”), but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

A copy of our Amended and Restated Certificate of Incorporation, including the Certificate of Designations for the mandatory convertible preferred stock (the “Certificate of Designations”), and our Certificate of Amendment to our Amended and Restated Certificate of Incorporation, are available upon request from us as described under “Where You Can Find More Information; Incorporation of Certain Documents by Reference” in this prospectus supplement. This summary is subject to, and qualified in its entirety by reference to, all of the provisions of the mandatory convertible preferred stock and the Certificate of Designations.

For purposes of this description, references to:

•	“the Company,” “us,” “we” or “our” refer to WPX Energy, Inc. and not any of its subsidiaries;

•	“business day” refer to any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed; and

•	“close of business” refer to 5:00 p.m., New York City time, and “open of business” refer to 9:00 a.m., New York City time.

General

Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized to provide by resolution, without further stockholder action, for the issuance of up to 100,000,000 shares of preferred stock, each having a par value of $0.01 per share, in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

At the closing of this offering, we will issue 7,000,000 shares of mandatory convertible preferred stock. In addition, we have granted the underwriters an option to purchase up to 1,050,000 additional shares of our mandatory convertible preferred stock.

When issued, the mandatory convertible preferred stock and our common stock issued upon the conversion of the mandatory convertible preferred stock will be fully paid and nonassessable. The holders of the mandatory convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe to the stock, obligations, warrants or other securities of the Company of any class.

Computershare Trust Company, N.A. is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the mandatory convertible preferred stock.

We intend to apply to list our mandatory convertible preferred stock on the NYSE as described under “—Listing.”

Ranking

The mandatory convertible preferred stock, with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable, will rank:

•

senior to (i) our common stock and (ii) each other class of capital stock established after the initial issue date of the mandatory convertible preferred stock (which we refer to as the “initial issue date”), the terms of which do not expressly provide that such class or series ranks either (x) senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on a parity with any class of capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to each class of capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

As of March 31, 2015, we had long-term indebtedness of $2.0 billion on an actual basis. As of March 31, 2015, on a pro forma as adjusted basis, after giving effect to the Financing Transactions, amendments to our revolving credit facility and the Acquisition, (i) we would have had total indebtedness of $3.7 billion, none of which was secured or subordinated and (ii) we would have had $1.0 billion available for borrowing under our $1.5 billion revolving credit facility, all of which would be unsecured.

Listing

We intend to apply to list our mandatory convertible preferred stock on the NYSE under the symbol “WPXP” and, if approved, we expect trading to commence within 30 days of the first original issuance date of our mandatory convertible preferred stock. In addition, upon listing, we have agreed to use our commercially reasonable efforts to keep our mandatory convertible preferred stock listed on the NYSE. However, there can be no assurance that our mandatory convertible preferred stock will be listed, and if listed, that it will continue to be listed. Listing our mandatory convertible preferred stock on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their mandatory convertible preferred stock easily.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the mandatory convertible preferred stock with respect to dividends, holders of shares of mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds lawfully available for payment in the case of dividends paid in cash and if lawfully permitted in the case of dividends paid in shares of common stock, cumulative dividends at the rate per annum of 6.25% of the liquidation preference of $50 per share of mandatory convertible preferred stock (equivalent to $3.125 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.”

If declared, dividends on the mandatory convertible preferred stock will be payable quarterly on January 31, April 30, July 31 and October 31 of each year to, and including, July 31, 2018, commencing October 31, 2015 and ending on, and including, July 31, 2018 (each, a “dividend payment date”), and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the mandatory convertible preferred stock, whether or not in any dividend period or periods there have been funds lawfully available for the payment of such dividends.

If declared, dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at close of business on the January 15, April 15, July 15 or October 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “regular record date”), whether or not such holders early convert their shares, or such shares are automatically converted, after a regular record date and on or prior to the immediately succeeding dividend payment date. These regular record dates will apply regardless of whether a particular regular record date is a business day. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but not including, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our mandatory convertible preferred stock and will end on, and exclude, the October 31, 2015 dividend payment date. The amount of dividends payable on each share of mandatory convertible preferred stock for each full dividend period (subsequent to the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the mandatory convertible preferred stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the mandatory convertible preferred stock for the first dividend period, assuming the initial issue date is July 22, 2015, will be approximately $0.8593 per share (based on the annual dividend rate of 6.25% and a liquidation preference of $50 per share) and will be payable, when, as and if declared, on October 31, 2015. The dividend on the mandatory convertible preferred stock for each subsequent full dividend period, when, as and if declared, will be $0.78125 per share (based on the annual dividend rate of 6.25% and a liquidation preference of $50 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be paid unless and until our board of directors, or an authorized committee of our board of directors, declares a dividend payable with respect to the mandatory convertible preferred stock. No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the mandatory convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the mandatory convertible preferred stock, may be limited by the terms of any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Related to Our Mandatory Convertible Preferred Stock and Our Common Stock—Our ability to declare and pay cash dividends on our mandatory convertible preferred stock may be limited.”

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the mandatory convertible preferred stock (whether or not for a current dividend period or any prior dividend period), determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the mandatory convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the mandatory convertible preferred stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in common stock, no later than 10 scheduled trading days (as defined below under “—Mandatory Conversion—Definitions”) prior to the dividend payment date for such dividend.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below under “—Mandatory Conversion—Definitions”) of our common stock over the five consecutive trading day (as defined below under “—Mandatory Conversion—Definitions”) period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the five-day average price.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of common stock approved for listing on the NYSE (or if our common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed) and qualified or registered under applicable state securities laws, if required.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend on a share of mandatory convertible preferred stock exceed a number equal to:

•	the declared dividend divided by

•

$3.535, which amount represents approximately 35% of the initial price (as defined below under “—Mandatory Conversion”), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”).

To the extent that the amount of the declared dividend exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

Dividend Stopper

So long as any share of the mandatory convertible preferred stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other shares of junior stock, and no common stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid in full in cash, shares of our common stock or a combination thereof upon, or a sufficient sum or number of shares of our common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock. The foregoing limitation shall not apply to:

•	a dividend payable on any common stock or other junior stock in shares of any common stock or other junior stock and the payment of cash in lieu of fractional shares of such a dividend;

•	the acquisition of shares of any common stock or other junior stock in exchange for shares of any common stock or other junior stock and the payment of cash in lieu of fractional shares;

•

purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of common stock or other junior stock;

•

redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of any employee or director benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares;

•

any dividends or distributions of rights or common stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock and the payment of cash in lieu of fractional shares.

When dividends have not been paid on any dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a regular dividend period related to such dividend payment date), in full in cash, shares of our common stock or a combination thereof (or declared and a sum sufficient for payment thereof or a number of shares of common stock sufficient for payment thereof, in each case set aside for the benefit of the holders thereof on the applicable record date) on shares of the mandatory convertible preferred stock, no dividends may be declared or paid on any parity stock unless dividends are declared on the mandatory convertible preferred stock such that the respective amounts of such dividends declared on the mandatory convertible preferred stock and each such parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the mandatory convertible preferred stock and such parity stock (subject to their having been declared by the board of directors, or an authorized committee thereof, out of legally available funds) bear to each other, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate. For purposes of this calculation, with respect to non-cumulative parity stock, we shall use the full amount of dividends that would be payable for the most recent dividend period if dividends were declared in full on such non-cumulative parity stock.

Subject to the foregoing, and not otherwise, such dividends as may be determined by the board of directors, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the mandatory convertible preferred stock shall not be entitled to participate in any such dividends.

Redemption

Other than pursuant to the acquisition termination redemption described below, the mandatory convertible preferred stock will not be redeemable. However, at our option, we may purchase or exchange the mandatory convertible preferred stock from time to time in the open market, by tender or exchange offer or otherwise.

Acquisition Termination Redemption

We expect to use the net proceeds from this offering in connection with the Acquisition, as described under the heading “Use of Proceeds.” Within 10 business days following the earlier of (a) the close of business on November 30, 2015, if the Acquisition has not closed on or prior to such time on such date, and (b) the date on which an acquisition termination event (as defined below) occurs, we may, at our option, give notice of acquisition termination redemption to the holders of the mandatory convertible preferred stock (provided that, to the extent the shares of mandatory convertible preferred stock are held in book-entry form through The Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). If we provide notice of acquisition termination redemption to holders of the mandatory convertible preferred stock, then, on the acquisition termination redemption date (as defined below), we will redeem the shares of mandatory convertible preferred stock, in whole, but not in part, at a redemption amount per share of mandatory convertible preferred stock equal to the acquisition termination make-whole amount (as defined below).

“acquisition termination event” means either (i) the Merger Agreement (as such term is defined under “Summary”) is terminated or (ii) we determine in our reasonable judgment that the Acquisition will not occur.

“acquisition termination redemption date” means the date specified by us in our notice of acquisition termination redemption that is not less than 30 nor more than 60 days following the date on which we provide notice of such acquisition termination redemption; provided, that, if the acquisition termination share price (as defined below) is greater than the initial price and we elect to (i) pay cash in lieu of delivering all or any portion of the shares of common stock equal to the acquisition termination conversion rate (as defined below), or (ii) deliver shares of common stock in lieu of all or any portion of the acquisition termination dividend amount (as defined below), the acquisition termination redemption date will be the third business day following the last trading day of the 20 consecutive trading day period used to determine the acquisition termination market value (as defined below).

“acquisition termination make-whole amount” means, for each share of mandatory convertible preferred stock, an amount in cash equal to $50 plus accumulated and unpaid dividends to, but not including, the acquisition termination redemption date (whether or not declared); provided, however, that if the acquisition termination share price (as defined below) exceeds the initial price (as defined under “—Mandatory Conversion”), the acquisition termination make-whole amount will equal the reference amount (as defined below), which may be paid in cash or shares of common stock, as described below.

“acquisition termination share price” means the average VWAP per share of common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date on which we provide notice of acquisition termination redemption.

“reference amount” means, for each share of mandatory convertible preferred stock, an amount equal to the sum of the following amounts:

(i) a number of shares of common stock equal to the acquisition termination conversion rate; plus

(ii) cash in an amount equal to the acquisition termination dividend amount;

provided that we may deliver cash in lieu of all or any portion of the shares of common stock set forth in clause (i) above, and we may deliver shares of common stock in lieu of all or any portion of the cash amount set forth in clause (ii) above, in each case, as described below.

“acquisition termination conversion rate” means a rate equal to the fundamental change conversion rate (as defined under “—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), assuming for such purpose that the date on which we provide notice of acquisition termination redemption is the fundamental change effective date (as defined under “—Early

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) and that the acquisition termination share price is the stock price (as defined under “—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”).

“acquisition termination dividend amount” means an amount of cash equal to the sum of:

(i) the fundamental change dividend make-whole amount (as defined under “—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”); and

(ii) the accumulated dividend amount (as defined under “—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”),

assuming in each case, for such purpose that the date on which we provide notice of acquisition termination redemption is the fundamental change effective date.

If the acquisition termination share price exceeds the initial price:

•

we may elect to pay cash (computed to the nearest cent) in lieu of delivering all or any portion of the number of shares of common stock equal to the acquisition termination conversion rate. If we make such an election, we will deliver cash (computed to the nearest cent) in an amount equal to such number of shares of common stock in respect of which we have made this election multiplied by the acquisition termination market value; and

•

we may elect to deliver shares of common stock in lieu of paying cash for some or all of the acquisition termination dividend amount. If we make such an election, we will deliver a number of shares of common stock equal to such portion of the acquisition termination dividend amount to be paid in shares of common stock divided by the greater of the floor price and 97% of the acquisition termination market value; provided that, if the acquisition termination dividend amount or portion thereof in respect of which shares of common stock are delivered exceeds the product of such number of shares of common stock multiplied by 97% of the acquisition termination market value, we will, if we are legally able to do so, declare and pay such excess amount in cash (computed to the nearest cent).

“acquisition termination market value” means the average VWAP per share of common stock over the 20 consecutive trading day period commencing on, and including, the third trading day following the date on which we provide notice of acquisition termination redemption.

If any portion of the acquisition termination make-whole amount is to be paid in shares of common stock, no fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of common stock over the five consecutive trading day period ending on, and including, the seventh scheduled trading day immediately preceding the acquisition termination redemption date. If more than one share of mandatory convertible preferred stock is to be redeemed from a holder, the number of our shares of common stock issuable in connection with the payment of the reference amount shall be computed on the basis of the aggregate number of shares of mandatory convertible preferred stock so redeemed.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued in payment of the acquisition termination make-whole amount, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the

Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of common stock approved for listing on the NYSE (or if our common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed) and qualified or registered under applicable state securities laws, if required.

The notice of acquisition termination redemption will specify, among other things:

•	the acquisition termination make-whole amount;

•

if the acquisition termination share price exceeds the initial price, the number of shares of common stock and the amount of cash comprising the reference amount per share of mandatory convertible preferred stock (before giving effect to any election to pay or deliver, with respect to each share of mandatory convertible preferred stock, cash in lieu of all or a portion of a number of shares of common stock equal to the acquisition termination conversion rate or shares of common stock in lieu of some or all of the cash in respect of the acquisition termination dividend amount);

•

if the acquisition termination share price exceeds the initial price, whether we will pay cash in lieu of delivering all or any portion of the number of shares of common stock equal to the acquisition termination conversion rate, specifying, if applicable, the number of such shares of common stock in respect of which cash will be paid;

•

if the acquisition termination share price exceeds the initial price, whether we will deliver shares of common stock in lieu of paying cash for all or any portion of the acquisition termination dividend amount, specifying, if applicable, the percentage of the acquisition termination dividend amount in respect of which shares of common stock will be delivered; and

•	the acquisition termination redemption date.

Notwithstanding any of the foregoing, we may not mail a notice of acquisition termination redemption or otherwise exercise or take any action with respect to our redemption rights hereunder if any such actions would cause us or the underwriters of the mandatory convertible preferred stock in connection with this offering or the underwriters of the Common Stock Offering to violate Regulation M under the Exchange Act as a result of the purchase and/or resale of shares (including any additional shares that such underwriters have the option to purchase) pursuant to such offerings.

The proceeds of this offering will not be deposited into an escrow account pending any acquisition termination redemption of the mandatory convertible preferred stock. Our ability to pay the acquisition termination make-whole amount to holders of the mandatory convertible preferred stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the mandatory convertible preferred stock following our election to redeem the mandatory convertible preferred stock.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preferred stock will be entitled to receive a liquidation preference in the amount of $50 per share of the mandatory convertible preferred stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares, whether or not declared, to, but not including, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the mandatory convertible preferred stock and all parity stock are not paid in full, the holders of the mandatory convertible preferred stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The Certificate of Designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the mandatory convertible preferred stock will not have voting rights other than those described below, except as specifically required by Delaware corporate law or by our Amended and Restated Certificate of Incorporation from time to time.

Whenever dividends on shares of mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but not including, October 31, 2015), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall at no time include more than two preferred stock directors.

In the event of a nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at (i) a special meeting of stockholders called by (x) our board of directors, subject to its fiduciary duties, or (y) at the request of the holders of at least 20% of the shares of mandatory convertible preferred stock or of any other series of voting preferred stock (provided that such request is received, (A) in the case of an annual meeting, at least 90 calendar days before the first anniversary of the preceding year’s annual meeting (but if the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, then at least 90 calendar days before the date fixed for such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company) and (B) in the case a special meeting, at least 90 calendar days before the date fixed for such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is first made by the Company; if such request is not received within the periods described in the foregoing, the election shall be held only at such next annual or special meeting of stockholders), and (ii) each subsequent annual meeting, so long as the holders of mandatory convertible preferred stock continue to have such voting rights.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the mandatory convertible preferred stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the mandatory convertible preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the mandatory convertible preferred stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum or number of shares of our common stock sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of mandatory convertible preferred stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of mandatory convertible preferred stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time, with or without cause, by the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office, except in the event that such vacancy is created as a result of such preferred stock director being removed or if no preferred stock director remains in office, such vacancy may be filled by a vote of the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.

So long as any shares of mandatory convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of mandatory convertible preferred stock and all other voting preferred stock, voting as a single class, given in person or by proxy, either in writing or at a meeting:

•

amend or alter the provisions of our Amended and Restated Certificate of Incorporation or the Certificate of Designations so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•

amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation or the Certificate of Designations so as to adversely affect the special rights, preferences, privileges or voting powers of the shares of mandatory convertible preferred stock; or

•

consummate a binding share exchange or reclassification involving the shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity, unless in each case: (i) shares of mandatory convertible preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such shares of mandatory convertible preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock immediately prior to such consummation, taken as a whole;

provided, however, that:

•	any increase in the amount of our authorized but unissued shares of preferred stock;

•	any increase in the authorized or issued shares of mandatory convertible preferred stock; and

•	the creation and issuance, or an increase in the authorized or issued amount, of any other series of parity stock or junior stock,

will be deemed not to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock and shall not require the affirmative vote or consent of holders of the mandatory convertible preferred stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would affect one or more but not all series of voting preferred stock (including the mandatory convertible preferred stock for this purpose), then only the series of voting preferred stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting preferred stock.

Without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement or repeal any terms of the mandatory convertible preferred stock to (i) conform the terms of the mandatory convertible preferred stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Mandatory Convertible Preferred Stock” section of the final prospectus supplement for the mandatory convertible preferred stock or (ii) file a certificate of correction with respect to the Certificate of Designation to the extent permitted by Section 103(f) of the Delaware General Corporation Law.

Mandatory Conversion

Each outstanding share of the mandatory convertible preferred stock, unless previously converted, will automatically convert on the mandatory conversion date into a number of shares of our common stock equal to the conversion rate described below.

The conversion rate, which is the number of shares of our common stock issuable upon conversion of each share of mandatory convertible preferred stock on the mandatory conversion date (excluding any shares of our common stock issued in respect of accrued and unpaid dividends, as described below), will be as follows:

•

if the applicable market value of our common stock is greater than the “threshold appreciation price,” which is approximately $12.12, then the conversion rate will be 4.1254 shares of common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”);

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” which is approximately $10.10, then the conversion rate will be equal to $50 divided by the applicable market value of our common stock, rounded to the nearest ten thousandth of a share; or

•

if the applicable market value of our common stock is less than the initial price, then the conversion rate will be 4.9504 shares of common stock per share of mandatory convertible preferred stock (the “maximum conversion rate”).

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The threshold appreciation price is calculated by dividing $50 by the minimum conversion rate, and represents an approximately 20% appreciation over the initial price. The initial price is calculated by dividing $50 by the maximum conversion rate and initially equals approximately the per share public offering price of our common stock in the concurrent offering of our common stock. The fixed conversion rates are each subject to adjustment as described in “—Anti-dilution Adjustments” below.

If we declare a dividend for the dividend period ending on July 31, 2018, we will pay such dividend to the holders of record as of the applicable regular record date, as described above under “—Dividends.” If on or prior to July 31, 2018 we have not declared all or any portion of the accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to:

•	the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by

•	the greater of (i) the floor price and (ii) 97% of the five-day average price.

To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, declare and pay such excess amount in cash pro rata to the holders of the mandatory convertible preferred stock.

Hypothetical Conversion Values Upon Mandatory Conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our mandatory convertible preferred stock would receive upon mandatory conversion of one share of mandatory convertible preferred stock at various applicable market values for our common stock. The table assumes that there will be no conversion adjustments as described below in “—Anti-dilution Adjustments” and that dividends on the shares of mandatory convertible preferred stock will be declared and paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $10.10 and a threshold appreciation price of $12.12, a holder of our mandatory convertible preferred stock would receive on the mandatory conversion date the number of shares of our common stock per share of our mandatory convertible preferred stock set forth below:

Assumed Applicable Market Value of Our Common Stock	Number of Shares of Our Common Stock to Be Received Upon Mandatory Conversion	Assumed Conversion Value (Calculated as Applicable Market Value Multiplied by the Number of Shares of Our Common Stock to be Received Upon Mandatory Conversion)
$7.00	4.9504	$34.65
$8.00	4.9504	$39.60
$9.00	4.9504	$44.55
$10.10	4.9504	$50.00
$11.00	4.5455	$50.00
$12.12	4.1254	$50.00
$13.00	4.1254	$53.63
$14.00	4.1254	$57.76
$15.00	4.1254	$61.88

Accordingly, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock, the applicable market value of our common stock you receive upon mandatory conversion of a share of mandatory convertible preferred stock (excluding any shares of our common stock you receive in respect of accrued and unpaid dividends) will be:

•	greater than the $50 liquidation preference of the share of mandatory convertible preferred stock, if the applicable market value is greater than the threshold appreciation price;

•

equal to the $50 liquidation preference of the share of mandatory convertible preferred stock, if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price; and

•	less than the $50 liquidation preference of the share of mandatory convertible preferred stock, if the applicable market value is less than the initial price.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding July 31, 2018.

“Mandatory conversion date” means the third business day immediately following the last trading day of the final averaging period.

“Market disruption event” means:

•	a failure by the relevant stock exchange to open for trading during its regular trading session; or

•

the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock.

“Relevant stock exchange” means the NYSE or, if our common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading.

“Trading day” means a day on which:

•	there is no market disruption event; and

•	trading in our common stock generally occurs on the relevant stock exchange;

provided, that if our common stock is not listed or admitted for trading, “trading day” means a “business day.”

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WPX <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Early Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below in “—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the mandatory convertible preferred stock have the right to convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), at any time prior to July 31, 2018, into shares of our common stock at the minimum conversion rate.

If, as of the effective date of any early conversion (the “early conversion date”) made pursuant to this “—Early Conversion at the Option of the Holder” section (each, an “early conversion”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that such converting holder will receive an additional number of shares of our common stock equal to:

•	such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by

•

the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding such early conversion date (the “early conversion average price”).

To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the second paragraph of this “—Early Conversion at the Option of the Holder” section, upon any early conversion of any shares of the mandatory convertible preferred stock at the option of the holder pursuant to this “—Early Conversion at the Option of the Holder” section, we will make no payment or allowance for unpaid dividends on such shares of the mandatory convertible preferred stock, unless such early conversion date occurs after the regular record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record as of such regular record date of the shares of mandatory convertible preferred stock that were early converted, as described above under “—Dividends.”

Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

If a fundamental change (as defined below) occurs on or prior to the mandatory conversion date, holders of the mandatory convertible preferred stock will have the right (the “fundamental change early conversion right”) during the fundamental change conversion period (as defined below) to:

•

convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), into shares of our common stock (or units of exchange property as described below) at the conversion rate specified in the table below (the “fundamental change conversion rate”);

•

with respect to such converted shares of mandatory convertible preferred stock, receive an amount equal to the present value, calculated using a discount rate of 6.50% per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change (the “fundamental change effective date”), including for the period, if any, from the dividend payment date immediately preceding the fundamental change effective date to, but not including, the fundamental change effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods to, but not including July 31, 2018, and for the partial dividend period from, and including, the fundamental change effective date to, but not including, the next dividend payment date (the “fundamental change dividend make-whole amount” and together with the accumulated dividend amount, the “make-whole dividend amounts”)), subject to our right to deliver shares of our common stock in lieu of all or part of such amount in cash as described under “—Make-whole dividend amounts” below); and

•

with respect to such converted shares of mandatory convertible preferred stock, to the extent that, as of the fundamental change effective date, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (subject to our right to deliver shares of our common stock in lieu of all or part of such amount in cash as described under “—Make-whole Dividend Amounts” below);

provided that, if the fundamental change effective date or the conversion date (as defined below under “—Conversion Procedures—Upon Early Conversion) falls after the regular record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such regular record date, as described above under “—Dividends,” and will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of the mandatory convertible preferred stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the fundamental change effective date and ending at close of business on the date that is 20 calendar days after the fundamental change effective date (or, if later, the date that is 20 calendar days after the date of notice of such fundamental change), but in no event later than the mandatory conversion date. Holders of mandatory convertible preferred stock who do not submit their shares for early conversion during the fundamental change conversion period will not be entitled to convert their shares of mandatory convertible preferred stock at the fundamental change conversion rate or to receive the make-whole dividend amounts.

We will notify holders of the fundamental change effective date no later than the second business day following such effective date.

A “fundamental change” will be deemed to have occurred, at any time after the initial issue date of the mandatory convertible preferred stock, if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof); (B) any consolidation, merger or other combination of us or binding share exchange pursuant to which our common stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of ours and our subsidiaries, taken as a whole, to any person other than one or more of our wholly owned subsidiaries; or

(3) our common stock (or other exchange property) ceases to be listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or another U.S. national securities exchange or any of their respective successors).

However, a transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes the exchange property.

Fundamental Change Conversion Rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the fundamental change effective date and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the relevant fundamental change effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our mandatory convertible preferred stock are adjusted. The adjusted stock prices will equal (i) the stock prices applicable immediately prior to such adjustment, multiplied by (ii) a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth in “—Anti-dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of mandatory convertible preferred stock for each stock price and fundamental change effective date set forth below.

	Stock price
Fundamental change effective date	$5.00	$7.00	$9.00	$10.10	$11.00	$12.12	$14.00	$16.00	$18.00
July 22, 2015	4.6015	4.4201	4.2814	4.1254	4.1254	4.1254	4.1254	4.1254	4.1254
July 31, 2016	4.7336	4.5479	4.3800	4.3067	4.2577	4.2087	4.1512	4.1254	4.1254
July 31, 2017	4.8784	4.7395	4.5321	4.4249	4.3498	4.2743	4.1895	4.1402	4.1254
July 31, 2018	4.9504	4.9504	4.9504	4.9504	4.5455	4.1254	4.1254	4.1254	4.1254

The exact stock price and fundamental change effective date may not be set forth in the table, in which case:

•

If the stock price is between two stock prices in the table or the fundamental change effective date is between two fundamental change effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later fundamental change effective dates based on a 365-day year, as applicable.

•

If the stock price is greater than $18.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate.

•

If the stock price is less than $5.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate.

Make-whole Dividend Amounts

For any shares of mandatory convertible preferred stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the make-whole dividend amounts, determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock (or, as described below under “—Recapitalizations, Reclassifications and Changes in our Common Stock,” units of exchange property); or

•	through any combination of cash and shares of our common stock (or, as described below, units of exchange property).

We will pay the make-whole dividend amounts in cash, except to the extent we elect on or prior to the second business day following the fundamental change effective date to make all or any portion of such payments in shares of our common stock (or, as described below, units of exchange property). If we elect to make any such payment, or any portion thereof, in shares of our common stock (or, as described below, units of exchange property), such shares (or units of exchange property, if applicable) shall be valued for such purpose at 97% of the stock price.

No fractional shares of common stock (or to the extent applicable, units of exchange property) will be delivered to the holders of the mandatory convertible preferred stock in respect of the make-whole dividend amounts. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock (or to the extent applicable, units of exchange property) based on the average VWAP per share of our common stock (or to the extent applicable, units of exchange property) over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with the make-whole dividend amounts exceed a number equal to:

•	the make-whole dividend amounts, divided by

•	the greater of (i) the floor price and (ii) 97% of the stock price.

To the extent that the make-whole dividend amounts exceed the product of the number of shares of common stock delivered in respect of such make-whole dividend amounts and 97% of the stock price, we will, if we are able to do so under applicable law and in compliance with our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amounts (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the fundamental change conversion rate will instead be increased by a number of shares of common stock equal to:

•	the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts, divided by

•	the greater of (i) the floor price and (ii) 97% of the stock price.

To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts exceeds the product of such number of additional shares and 97% of the stock price, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the fundamental change effective date, we will notify holders of:

•	the fundamental change conversion rate;

•

the fundamental change dividend make-whole amount and whether we will pay such amount, or any portion thereof, in shares of our common stock (or to the extent applicable, units of exchange property) and, if applicable, the portion of such amount that will be paid in common stock (or to the extent applicable, units of exchange property); and

•

the accumulated dividend amount and whether we will pay such amount, or any portion thereof, in shares of our common stock (or to the extent applicable, units of exchange property) and, if applicable, the portion of such amount that will be paid in common stock (or to the extent applicable, units of exchange property).

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding shares of mandatory convertible preferred stock will automatically convert into shares of common stock on the mandatory conversion date.

If more than one share of our mandatory convertible preferred stock held by the same holder is automatically converted on the mandatory conversion date, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so converted.

A holder of shares of mandatory convertible preferred stock that are mandatorily converted will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of our common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by such holder have been paid in full and will be issued on the later of (i) the mandatory conversion date and (ii) the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of close of business on the mandatory conversion date. Except as provided in “—Anti-dilution Adjustments,” prior to close of business on the mandatory conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and holders of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the mandatory convertible preferred stock.

Upon Early Conversion

If a holder elects to convert its shares of mandatory convertible preferred stock prior to July 31, 2018, in the manner described in “—Early Conversion at the Option of the Holder” or “—Early Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the following conversion procedures:

•

if such holder holds a beneficial interest in a global share of mandatory convertible preferred stock, such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program; and

•	if such holder holds shares of mandatory convertible preferred stock in certificated form, such holder must comply with certain procedures set forth in the Certificate of Designations.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If more than one share of our mandatory convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered.

A holder that converts its shares of mandatory convertible preferred stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of our common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of (i) the third business day immediately succeeding the conversion date and (ii) the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of close of business on the applicable conversion date. Prior to close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and a holder of shares of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the mandatory convertible preferred stock.

Fractional Shares

No fractional shares of common stock will be issued to holders of our mandatory convertible preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of shares of our mandatory convertible preferred stock of any holder that are converted, such holder will be entitled to receive an amount in cash (computed to the nearest cent) based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted as described below, except that we will not make any adjustments to the fixed conversion rates if holders of the mandatory convertible preferred stock participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the mandatory convertible preferred stock, in any of the transactions described below without having to convert their mandatory convertible preferred stock as if they held a number of shares of common stock equal to (i) the maximum conversion rate as of the record date for such transaction, multiplied by (ii) the number of shares of mandatory convertible preferred stock held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, each fixed conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =

such fixed conversion rate in effect immediately prior to the close of business on the record date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	such fixed conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;

OS0 =

the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to such fixed conversion rate that would then be in effect if such dividend or distribution had not been declared.

“Effective date” as used in this clause (1) means the first date on which the shares of our common stock trade on the relevant stock exchange, regular way, reflecting the relevant share split or share combination, as applicable.

“Record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	such fixed conversion rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 =	such fixed conversion rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the average of the VWAP per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered after the exercise of such rights, options or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, each fixed conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to such fixed conversion rate that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders of our common stock to subscribe for or purchase shares of our common stock at less than such average of the VWAP per share for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•

any dividends and distributions in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described below under “—Recapitalizations, Reclassifications and Changes in our Common Stock”;

•	except as otherwise described below, rights issued pursuant to a shareholder rights plan adopted by us; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0 =	such fixed conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 =	such fixed conversion rate in effect immediately after the close of business on such record date;

SP0 =

the average of the VWAP per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date (as defined below) for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of our common stock on the ex-date for such distribution.

“Ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, each fixed conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to be such fixed conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, in respect of each share of mandatory convertible preferred stock, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the maximum conversion rate in effect on the record date for the distribution.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the fixed conversion rates pursuant to the foregoing in this clause (3) until the earliest of these triggering events occurs; and

•	we will readjust the fixed conversion rates to the extent any of these rights, options or warrants are not exercised before they expire;

provided that the rights, options or warrants trade together with our common stock and will be issued in respect of future issuances of the shares of our common stock.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 =

such fixed conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading period commencing on, and including, the effective date for the spin-off;

CR1 =

such fixed conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading period commencing on, and including, the effective date for the spin-off;

FMV0 =

the average of the VWAP per share of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period commencing on, and including, the effective date for the spin-off (the “valuation period”); and

MP0 =	the average of the VWAP per share of our common stock over the valuation period.

The increase to each fixed conversion rate under the preceding paragraph will become effective at the close of business on the last trading day of the valuation period. Notwithstanding the foregoing, if any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the beginning of the valuation period and such determination date for purposes of determining such fixed conversion rate. If such dividend or distribution is not so paid, each fixed conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such fixed conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, each fixed conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C

where,

CR0 =	such fixed conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 =	such fixed conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =	the average of the VWAP per share of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, each fixed conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such fixed conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, for each share of mandatory convertible preferred stock, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum conversion rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =	such fixed conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;

CR1 =	such fixed conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of shares of our common stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the daily VWAPs of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The increase to each fixed conversion rate under the preceding paragraph will become effective at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date. Notwithstanding the foregoing, if any date for determining the number of shares of our common stock issuable to a holder occurs within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such determination date for purposes of determining such fixed conversion rate. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in any fixed conversion rate.

In the event that we or one of our subsidiaries is obligated to purchase shares of common stock pursuant to any such tender offer or exchange offer, but we or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversion rate shall again be adjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made.

We may also (but are not required to) increase each fixed conversion rate to avoid or diminish any income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. However, in either case, we may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to a fixed conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the fixed conversion rates, see “Material U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the mandatory convertible preferred stock into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, each fixed conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a stockholder rights plan in effect.

Except as stated herein, we will not adjust the fixed conversion rates for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. Without limiting the foregoing, the fixed conversion rates will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the mandatory convertible preferred stock was first issued;

•

for ordinary course of business stock repurchases that are not tender offers referred to in clause (5) of the adjustments above, including structured or derivative transactions or pursuant to a stock repurchase program approved by our board of directors;

•	solely for a change in the par value of our common stock;

•

for the sale or issuance of new shares of our common stock, or securities convertible into or exercisable for shares of our common stock, for cash (including the issuance of common stock pursuant thereto), including at a price per share less than the fair market value thereof or otherwise, except as described in clauses (1) through (5) above, or in an acquisition; or

•	a third-party tender or exchange offer.

Adjustments to each fixed conversion rate will be calculated to the nearest 1/10,000th of a share.

Except as otherwise provided above, we will be responsible for making all calculations called for under the mandatory convertible preferred stock. These calculations include, but are not limited to, determinations of the stock price, the VWAPs, the average VWAPs and the fixed conversion rates of the mandatory convertible preferred stock. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding. We will be required, as soon as practicable after the fixed conversion rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also be required to deliver, upon written request by a beneficial owner of the mandatory convertible preferred stock, a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each adjusted fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment will also be made to the floor price. For the avoidance of doubt, if an adjustment is made to the fixed conversion rates, no separate inversely proportional adjustment will be made to the initial price or the threshold appreciation price because the initial price is equal to $50 divided by the maximum conversion rate (as adjusted in the manner described herein) and the threshold appreciation price is equal to $50 divided by the minimum conversion rate (as adjusted in the manner described herein).

Whenever any provision of the Certificate of Designations requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the fixed conversion rates that become effective, or any event that would require such an adjustment if the ex-date, effective date, record date or expiration date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

Recapitalizations, Reclassifications and Changes in our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or a change in the par value of our common stock),

•	any consolidation, merger or other combination involving us,

•	any sale, lease or other transfer or disposition to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “reorganization event” and any such stock, other securities, other property or assets (including cash or any combination thereof), “exchange property,” and the amount of exchange property that a holder of one share of our common stock immediately prior to such transaction would have been entitled to receive upon the occurrence of such transaction, a “unit of exchange property”), then, we will amend our Amended and Restated Certificate of Incorporation (or other similar organizational document), providing that, at and after the effective time of the reorganization event, each share of mandatory convertible preferred stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the mandatory convertible preferred stock, become convertible into the kind and amount of exchange property that a holder of our common stock would have been entitled to receive upon such reorganization event.

If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the exchange property into which the mandatory convertible preferred stock will be convertible will be deemed to be:

•	the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election; and

•	if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock.

We will notify holders of our mandatory convertible preferred stock of the weighted average referred to in the first bullet point in the preceding sentence as soon as practicable after such determination is made.

The number of units of exchange property we will deliver for each share of mandatory convertible preferred stock converted following the effective date of such reorganization event will be determined by the fixed conversion rates then in effect on the applicable conversion date (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of mandatory convertible preferred stock are actually converted). Each fixed conversion rate will be determined using the applicable market value of a unit of exchange property, and such value will be determined, on any date of determination, with respect to:

•	any publicly traded securities that compose all or part of the exchange property, based on the average VWAP per share of such publicly traded securities over the final averaging period;

•	any cash that composes all or part of the exchange property, based on the amount if such cash; and

•	any other property that composes all or part of the exchange property, based on the value of such property on such date, as determined in good faith by our board of directors or a committee thereof.

The above provisions of this section will similarly apply to successive reorganization events and the “—Anti-dilution Adjustments” section will apply to any shares of our capital stock (or of any successor) received by the holders of our common stock in any such reorganization event.

We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of mandatory convertible preferred stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

It is possible that certain consolidations, mergers, combinations or other transactions could result in tax gains or losses to the holders either as a result of the transaction or the conversion thereafter. Holders are encouraged to consult with their own tax advisors regarding the tax consequences of the ownership, disposition and conversion of the mandatory convertible preferred stock.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon conversion of the mandatory convertible preferred stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of mandatory convertible preferred stock then outstanding.

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent

Computershare Trust Company, N.A. is the transfer agent, registrar and conversion and dividend disbursing agent for the mandatory convertible preferred stock.

Book-entry, Settlement and Clearance

The Global Security

The mandatory convertible preferred stock will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriter; and

•

ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry, Delivery and Form

The mandatory convertible preferred stock will be issued in global form. DTC or its nominee will be the sole registered holder of the mandatory convertible preferred stock. Ownership of beneficial interests in the mandatory convertible preferred stock in global form will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the mandatory convertible preferred stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the mandatory convertible preferred stock, DTC or such nominee, as the case may be, will be considered the sole holder of the mandatory convertible preferred stock represented by such global certificate for all purposes under the certificate of designation. No beneficial owner of an interest in the mandatory convertible preferred stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the certificate of designation.

Payments of dividends on the global certificate representing the mandatory convertible preferred stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of the Company, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the mandatory convertible preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the mandatory convertible preferred stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate representing the mandatory convertible preferred stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the mandatory convertible preferred stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the mandatory convertible preferred stock in global form and a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. Holders of an interest in the mandatory convertible preferred stock in global form may receive certificated shares, at our option, in accordance with the rules and procedures of DTC in addition to those provided for under the certificate of designation. Beneficial interests in mandatory convertible preferred stock in global form held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax and, to a limited extent, estate tax consequences of the ownership, disposition and conversion of the mandatory convertible preferred stock, and the ownership and disposition of our common stock received upon the conversion thereof. This discussion applies only to mandatory convertible preferred stock and common stock held as capital assets for U.S. federal income tax purposes, and is applicable only to holders who purchase the mandatory convertible preferred stock in this offering.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders that use a mark-to-market method of accounting;

•	persons holding the mandatory convertible preferred stock or common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; and

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes and, to a limited extent, estate taxes.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of mandatory convertible preferred stock or common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Distributions on Mandatory Convertible Preferred Stock and Common Stock

General. In general, cash distributions with respect to our mandatory convertible preferred stock or our common stock will constitute dividends, taxable upon receipt, to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if certain holding period and other applicable requirements are met. Dividends paid to a non-corporate U.S. holder will qualify for taxation at special rates that apply to “qualified dividend income” if certain holding period and other applicable requirements are met.

We are uncertain whether or not we have any accumulated earnings and profits as of the date of this offering, and we anticipate we will likely not have current earnings and profits for 2015. Our ability to generate earnings and profits in any future year is subject to a number of variables that are uncertain and difficult to predict. Accordingly, we anticipate there could be years in which we do not have earnings and profits. Therefore, we cannot assure you that we will have sufficient earnings and profits to cause distributions on our mandatory convertible preferred stock to be treated as dividends. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our mandatory convertible preferred stock or common stock (as applicable) and thereafter as capital gain from the sale or exchange of such mandatory convertible preferred stock or common stock (as applicable).

The treatment of any common stock received as a distribution on our mandatory convertible preferred stock is unclear and the proper treatment may depend, in part, on whether cash dividends are paid on our common stock within 36 months of a distribution of common stock on our mandatory convertible preferred stock. A distribution of common stock on our mandatory convertible preferred stock might be treated as a tax-free stock distribution, in which case you would not recognize gain or loss on the distribution, your basis in your mandatory convertible preferred stock would be allocated between your mandatory convertible preferred stock and the common stock received in the distribution based on their relative fair market values on the date of the distribution, and your holding period in the common stock distributed would be the same as your holding period in the mandatory convertible preferred stock. Alternatively, such distribution of common stock might be treated as a taxable distribution, in which case the common stock received will be treated as a dividend to the same extent as if there had been a distribution of cash in the amount of the fair market value of the common stock on the date of the distribution, the holder’s tax basis in the common stock received will be equal to that fair market value and the holding period for the common stock will begin on the day following the distribution date. Our treatment and reporting of any distribution of common stock on our mandatory convertible preferred stock will be based on the relevant facts at the time of the distribution. You should consult with your tax advisor regarding the tax consequences of a common stock distribution on our mandatory convertible preferred stock.

In addition, we may not be able to determine whether we had earnings and profits with respect to distributions paid on our mandatory convertible preferred in a particular year until after the date on which reporting agents are required to send IRS Forms 1099-DIV to U.S. holders and the Internal Revenue Service (the “IRS”) with respect to those distributions. In such a circumstance, we expect that, under applicable Treasury regulations, reporting agents will initially report those distributions as dividends for U.S. federal income tax purposes on IRS Forms 1099-DIV. If we later determine that the distributions did not, in fact, constitute dividends for U.S. federal income tax, you may receive a corrected IRS Form 1099-DIV and you may therefore need to file an amended federal, state or local income tax return.

Constructive Distributions. As a holder of our mandatory convertible preferred stock, you may be treated as receiving a constructive distribution from us if (1) the conversion rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions made with respect to our common stock. For example, an increase in the conversion rate to reflect a taxable dividend to holders of our common stock will generally give rise to a taxable constructive dividend to the holders of our mandatory convertible preferred stock to the extent of our current and accumulated earnings and profits, even though holders would not receive any cash related thereto. The tax consequences of the receipt of a constructive distribution from us are the same as described above under “—Distributions on Mandatory Convertible Preferred Stock and Common Stock.” In addition, in certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution with respect to our mandatory convertible preferred stock or our common stock, if as a result of such failure, the proportionate interests of the holders of our mandatory convertible preferred stock or common stock, as applicable, in our assets or earnings and profits is increased.

Extraordinary Dividends. Dividends that exceed certain thresholds in relation to your tax basis in (or, in certain circumstances, if you elect, the fair market value of) our mandatory convertible preferred stock or our common stock could be characterized as an “extraordinary dividend” under the Code. If you are a corporation, you have held the stock for two years or less before the dividend announcement date and you receive an extraordinary dividend, you will generally be required to reduce your tax basis in your stock with respect to which such dividend was made by the nontaxed portion of such dividend (i.e., an amount equal to the dividends-received deduction). If the amount of the reduction exceeds your tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “—Disposition of Mandatory Convertible Preferred Stock and Common Stock” below. If you are a non-corporate U.S. holder, you will be required to treat any losses on the sale of our mandatory convertible preferred stock or our common stock as long-term capital losses to the extent of the extraordinary dividends you received with respect to such stock that qualified for the special rates discussed above under “—Distributions on Mandatory Convertible Preferred Stock and Common Stock.”

Disposition of Mandatory Convertible Preferred Stock and Common Stock

Upon the sale or other disposition of mandatory convertible preferred stock (other than pursuant to a conversion into common stock, including pursuant to an acquisition termination redemption) or our common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized and your tax basis in such stock. For a discussion of your tax basis and holding period in respect of common stock received (1) as a distribution on our mandatory convertible preferred stock, see above under “—Distributions on Mandatory Convertible Preferred Stock and Common Stock—General” and (2) in the conversion of our mandatory convertible preferred stock, see below under “—Treatment of the Conversion.” Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of net capital losses is subject to limitations.

Treatment of the Conversion

You generally will not recognize any income, gain, or loss upon the mandatory or optional conversion (including pursuant to an acquisition termination redemption) of mandatory convertible preferred stock into our common stock, except:

•

any cash or common stock received in connection with a conversion in respect of accrued and unpaid dividends that have been declared will be treated as distributions as discussed above under “—Distributions on Mandatory Convertible Preferred Stock and Common Stock;”

•

the treatment of any common stock received in the conversion in respect of accrued and unpaid dividends that have not been declared and any make-whole dividend amount is unclear and, although not free from doubt, we believe that any such common stock should be treated as additional tax-free consideration received in the conversion; and

•

the treatment of any cash received in the conversion in respect of accrued and unpaid dividends that have not been declared and any make-whole dividend amount or acquisition termination redemption is unclear and, although not free from doubt, we believe that any such cash should be treated as additional consideration received in the conversion and should be taxable to the extent of any gain realized by you on the conversion.

With respect to the third bullet point above, the gain realized by you equals the excess, if any, of (i) the sum of the fair market value of our common stock received and the cash received (other than amounts received in respect of accrued and unpaid dividends that have been declared) over (ii) your tax basis in our mandatory convertible preferred immediately prior to conversion. The character of such gain will depend on a number of factors. Any gain would be taxable as a dividend to the extent of your allocable share of our accumulated earnings and profits if the receipt of the cash is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in your equity interest in us, as determined for U.S. federal income tax purposes), and thereafter as capital gain. Any amount treated as a dividend for which a dividends-received deduction is applicable likely would be subject to the extraordinary dividend rules without regard to the amount of the dividend or the time period during which you owned the mandatory convertible preferred stock. If the conversion did result in a meaningful reduction, such gain would be capital gain in its entirety. To the extent the amount of cash received exceeds the gain realized, the excess amount will not be taxable to you but will reduce your tax basis in our common stock received upon conversion. You will not be permitted to recognize any loss realized upon conversion of mandatory convertible preferred stock into common stock.

The tax treatment described above for payments of cash or common stock in respect of accrued and unpaid dividends that have not been declared and any make-whole dividend amount (or comparable amounts in the case of an acquisition termination redemption) is not certain and may be challenged by the IRS, including on the grounds that the amount received attributable to such accrued and unpaid dividends or any make-whole dividend amount (or such comparable amounts) represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions on Mandatory Convertible Preferred Stock and Common Stock—General.” You should consult with your tax advisor regarding the tax consequences of a payment of cash or common stock in the conversion in respect of accrued and unpaid dividends that have not been declared and any make-whole dividend amount (or such comparable amounts).

In addition, any cash received in lieu of a fractional share of common stock will generally be treated as if you received the fractional share and then received such cash in redemption of the fractional share. The deemed redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your tax basis in the common stock that is allocable to the fractional share.

Your tax basis in the common stock you receive upon a conversion (including any basis allocable to a fractional share) will generally equal the tax basis of the mandatory convertible preferred stock that was converted, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as described above. Your tax basis in your common stock may be further reduced under the extraordinary dividend rules. Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock you receive upon conversion and the fractional share in accordance with their respective fair market values. Your holding period for the common stock you receive will generally include your holding period for the converted mandatory convertible preferred stock. If, however, any common stock received in respect of accrued and unpaid dividends or any make-whole dividend amount (or comparable amounts in the case of an acquisition termination redemption) is treated as a taxable distribution and not as additional consideration, your tax basis in such common stock will equal its fair market value at the time it is distributed and your holding period will begin on the day following the distribution.

In the event your mandatory convertible preferred stock is converted pursuant to certain other transactions, including our consolidation or merger into another person (see “Description of Mandatory Convertible Preferred Stock—Recapitalizations, Reclassifications and Changes in our Common Stock”), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. You should consult your tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of dividends and the proceeds of a sale or other taxable disposition of our mandatory convertible preferred stock or our common stock paid to you (unless you are an exempt recipient such as a corporation).

Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “non-U.S. holder.” A non-U.S. holder is a beneficial owner of mandatory convertible preferred stock or common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of our mandatory convertible preferred stock or our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our mandatory convertible preferred stock or our common stock.

Distributions on Mandatory Convertible Preferred Stock and Common Stock

Except as described below, if you are a non-U.S. holder of our mandatory convertible preferred stock or our common stock, cash dividends and constructive dividends will generally be subject to U.S. federal withholding tax at a 30% rate or a reduced rate specified by an applicable tax treaty. In order to obtain such a reduced rate of withholding, you will be required to provide an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying your entitlement to benefits under a treaty. In addition, the treatment of distributions of common stock on our mandatory convertible preferred stock discussed above under “—U.S. Holders—Distributions on Mandatory Convertible Preferred Stock and Common Stock—General,” is uncertain and you should expect that any such distribution will be subject to withholding as described above.

Because it will generally not be known, at the time a non-U.S. holder receives any distribution on the mandatory convertible preferred stock, whether the distribution was paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and therefore whether the distribution will be treated as a dividend for U.S. federal income tax purposes, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all cash distributions that you receive on the mandatory convertible preferred stock. If it is later determined that a distribution on the mandatory convertible preferred stock was not a dividend, in whole or in part, you may be entitled to claim a refund of the U.S. tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the IRS. We will notify the holders of the mandatory convertible preferred stock if we make a distribution on the mandatory convertible preferred stock that was not a dividend by either (i) delivering a copy of IRS Form 8937 (“Report of Organizational Actions Affecting Basis of Securities”), which will also be filed with the IRS, to holders of record of the mandatory convertible preferred stock or (ii) posting a copy of the completed form on our website.

Because distributions of common stock on our mandatory convertible preferred stock will not give rise to any cash from which any applicable withholding tax could be satisfied, the applicable withholding agent may withhold such payments from shares of common stock payable to you, or current or subsequent payments of cash.

Because constructive dividends will not give rise to any cash from which any applicable withholding tax could be satisfied, we intend to set off any withholding tax that we are required to collect with respect to any such constructive dividend against cash payments and other distributions otherwise deliverable to you. As a result, if we make an adjustment to the conversion rate and the adjustment gives rise to a constructive dividend, there may be additional U.S. withholding tax on subsequent distributions.

The withholding tax does not apply to dividends paid to you if you provide an IRS Form W-8ECI, certifying that the dividends are effectively connected with your conduct of a trade or business within the United States. Instead, the effectively connected dividends will be generally subject to regular U.S. income tax as if you were a U.S. holder, subject to an applicable tax treaty providing otherwise. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Dispositions of Mandatory Convertible Preferred Stock and Common Stock

Subject to the discussion below on backup withholding and FATCA, if you are a non-U.S. holder, gain realized by you on a sale, exchange or other disposition of our mandatory convertible preferred stock or common stock generally will not be subject to U.S. federal income or withholding tax, unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States, in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above, subject to an applicable tax treaty providing otherwise; or

•

we are or have been a U.S. real property holding corporation (“USRPHC”) at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and either (i) our mandatory convertible preferred stock or our common stock (as applicable) has ceased to be “regularly traded” as defined by applicable Treasury regulations on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs or (ii) you own, or have owned, at any time during the five-year period preceding the disposition or your holding period, whichever is shorter, actually or constructively, more than 5% of our mandatory convertible preferred stock or our common stock (as applicable).

We believe that we currently are a USRPHC, and we expect to remain a USRPHC. Our common stock is currently listed on the NYSE and we believe that, for as long as we continue to be so listed, our common stock will be treated as “regularly traded” on an established securities market. We intend to apply to list our mandatory convertible preferred stock on the NYSE. If our mandatory convertible preferred stock is listed on the NYSE, we believe that our mandatory convertible preferred stock will be treated as “regularly traded” on an established securities market for so long as it continues to be so listed. Even if our mandatory convertible preferred stock is not so traded, however, gain arising from the sale or other taxable disposition of such stock by you will not be subject to U.S. taxation if our common stock is part of a class of stock that is “regularly traded” on an established securities market and you have not, at the time you acquire our mandatory convertible preferred stock and at certain other times described in the applicable Treasury regulations, directly or indirectly held mandatory convertible preferred stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

Subject to certain exceptions concerning ownership of stock in a USRPHC and the discussion above under “—U.S. Holders—Treatment of the Conversion,” if you are a non-U.S. holder, you will generally not recognize any gain in respect of the receipt of common stock upon the conversion (including pursuant to an acquisition termination redemption) of our mandatory convertible preferred stock. If a sale by you of our mandatory convertible preferred stock at the time of the conversion would have been subject to tax under the special rules governing USRPHCs as described above under “—Dispositions of Mandatory Convertible Preferred Stock and Common Stock,” then generally, with a certain limited exception, the gain realized by you upon the conversion of our mandatory convertible preferred stock will be subject to tax under such special rules governing USRPHCs, and you should consult with your tax advisor regarding the tax consequences of the conversion of our mandatory convertible preferred stock. The tax treatment of any cash or common stock received in respect of accrued and unpaid dividends that have not been declared or any make-whole dividend amount (or comparable amounts in the case of an acquisition termination redemption) is uncertain. You should expect that a withholding agent to withhold on any such payment of cash or distribution of common stock. In addition, cash received in lieu of a fractional share of common stock will generally be treated as described above in “—Dispositions of Mandatory Convertible Preferred Stock and Common Stock.”

If your mandatory convertible preferred stock is converted pursuant to certain other transactions, including our consolidation or merger into another person (see “Description of Mandatory Convertible Preferred Stock—Recapitalizations, Reclassifications and Changes in our Common Stock”), the tax treatment of the conversion will depend upon the facts underlying the particular transaction triggering the conversion. Under those circumstances, you should consult your tax advisor to determine the specific tax treatment of a conversion.

Backup Withholding and Information Reporting

Any dividends that are paid to you, if you are a non-U.S. holder, must be reported annually to the IRS and to you. Copies of these information returns also may be made available to the tax authorities of the country in which you reside under the provisions of various treaties or agreements for the exchange of information. Unless you are an exempt recipient, dividends paid on our mandatory convertible preferred stock or our common stock and the gross proceeds from a taxable disposition of our mandatory convertible preferred stock or our common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding if you fail to comply with applicable U.S. information reporting and certification requirements. Provision of a properly completed IRS Form W-8 appropriate to your circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our mandatory convertible preferred stock or our common stock and, beginning in 2017, on payments of gross proceeds of dispositions of our mandatory convertible preferred stock or our common stock, paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies which is typically evidenced by delivery of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in our mandatory convertible preferred stock and our common stock.

Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our mandatory convertible preferred stock and our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

UNDERWRITING

Barclays Capital Inc. is acting as the representative of the underwriters and a joint book-running manager of this offering. Under the terms of an underwriting agreement which will be filed as an exhibit to the registration statement, each of the underwriters has severally agreed to purchase from us, the number of shares of mandatory convertible preferred stock set forth opposite its name below:

Underwriters	Number of shares of mandatory convertible preferred stock
Barclays Capital Inc.	2,450,000
Citigroup Global Markets Inc.	525,000
J.P. Morgan Securities LLC	525,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	525,000
Wells Fargo Securities, LLC	525,000
BNP Paribas Securities Corp.	367,500
BBVA Securities Inc.	262,500
Credit Agricole Securities (USA) Inc.	262,500
Mitsubishi UFJ Securities (USA), Inc.	262,500
RBC Capital Markets, LLC	262,500
Scotia Capital (USA) Inc.	262,500
U.S. Bancorp Investments, Inc.	262,500
TD Securities (USA) LLC	140,000
BB&T Capital Markets, a division of BB&T Securities, LLC	122,500
BOSC, Inc.	122,500
Credit Suisse Securities (USA) LLC	122,500

Total	7,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the mandatory convertible preferred stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of mandatory convertible preferred stock offered hereby, if any of the shares of mandatory convertible preferred stock are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the mandatory convertible preferred stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.90 per share of mandatory convertible preferred stock. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of mandatory convertible preferred stock.

	Per Share of Mandatory Convertible Preferred Stock	Without Option	With Option
Public offering price	$50.00	$350,000,000	$402,500,000
Underwriting discount	$1.50	$10,500,000	$12,075,000
Proceeds, before expenses, to us	$48.50	$339,500,000	$390,425,000

We estimate that the total expenses of this offering and the Concurrent Offerings to be paid by us, excluding underwriting discounts, will be approximately $3.6 million.

Concurrent Offerings

Concurrently with this offering of mandatory convertible preferred stock, we are offering (a) 30,000,000 shares of our common stock (or 34,500,000 shares if the underwriters exercise their option to purchase additional shares in full) in a public offering for gross proceeds of approximately $303 million (or approximately $348 million if the underwriters exercise their option to purchase additional shares in full) at the public offering price of $10.10 per share, and (b) $1.2 billion aggregate principal amount of our senior notes comprising senior notes due 2020 and senior notes due 2023, in a public offering. The shares of common stock and the notes are being offered pursuant to separate prospectus supplements.

The consummation of this offering of mandatory convertible preferred stock is not conditioned on the consummation of the Concurrent Offerings. The Concurrent Offerings will not be conditioned on the consummation of this offering or each other.

Option to Purchase Additional Shares

We have granted an option to the underwriters to purchase up to 1,050,000 additional shares of mandatory convertible preferred stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of mandatory convertible preferred stock proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Mandatory Convertible Preferred Stock

The shares of mandatory convertible preferred stock are a new issue of securities with no established trading market. We intend to apply to list the mandatory convertible preferred stock on the NYSE. In addition, if listed, we have agreed to use our commercially reasonable efforts to keep the mandatory convertible stock listed on the NYSE. However, there can be no assurance that our mandatory convertible preferred stock will be listed, and if listed, that it will continue to be listed. In addition, listing the mandatory convertible preferred stock on the NYSE, if applicable, does not guarantee that an active trading market will develop for the mandatory convertible preferred stock. If an active trading market does not develop or is not maintained, the market price and liquidity of the mandatory convertible preferred stock may be adversely affected. In that case you may not be able to sell your mandatory convertible preferred stock at a particular time or you may not be able to sell your mandatory convertible preferred stock at a favorable price.

Shares of our common stock are listed on the NYSE under the symbol “WPX.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, for a period of 90 days after the date of this prospectus supplement, we and they will not directly or indirectly, without the prior written consent of each of Barclays Capital Inc., (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock or mandatory convertible preferred stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock or mandatory convertible preferred stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock or mandatory convertible preferred stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock or mandatory convertible preferred stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or mandatory convertible preferred stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or mandatory convertible preferred stock or securities convertible, exercisable or exchangeable into common stock or mandatory convertible preferred stock or any of our other securities or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending on the 90th day after the date of the this prospectus supplement.

The foregoing restrictions will not prohibit us from:

•	issuing mandatory convertible preferred stock in this offering;

•	issuing the common stock in the Common Stock Offering;

•	issuing common stock to certain RKI equityholders in connection with the Acquisition;

•

issuing common stock or mandatory convertible preferred stock pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus supplement;

•	granting options pursuant to options plans existing on the date of this prospectus supplement; and

•	filing any registration statement on Form S-8.

Additionally, with respect to our directors and executive officers, the foregoing restrictions will not apply to:

•

certain transactions relating to shares of common stock or mandatory convertible preferred stock or other securities acquired in the open market after the completion of this offering (provided that there is no legal requirement to make any filing or announcement of such transaction);

•

certain bona fide gifts or other dispositions of capital stock between our directors or executive officers and such person’s family or affiliates (provided that (i) any such transferee becomes bound to the lock-up restrictions described above and (ii) there is no legal requirement to make any filing or announcement of such transaction);

•

the exercise of certain stock options granted pursuant to our stock option/incentive plans (provided that the restrictions set forth above shall apply to shares of common stock or mandatory convertible preferred stock issued upon such exercise or conversion);

•

shares delivered or withheld to satisfy the exercise price or withholding taxes for equity awards (provided that the restrictions set forth above shall apply to any such shares of common stock or mandatory convertible preferred stock);

•	shares forfeited to or delivered to us upon death, disability or termination of employment;

•

the establishment of plans pursuant to Rule 10b5-1 under the Exchange Act; provided that (a) no sales shall be made pursuant to such plan and (b) we are not legally required to report the establishment of such plan; and

•

certain demands to register our common stock or mandatory convertible preferred stock, provided that no transfers may be made pursuant to the exercise of any such registration right and no registration statement shall be filed with respect to any such shares.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the shares of mandatory convertible preferred stock or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions.

•

Short sales involve the sale by the underwriters of a greater number of shares of mandatory convertible preferred stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of mandatory convertible preferred stock described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of mandatory convertible preferred stock or purchasing shares of mandatory convertible preferred stock in the open market. In determining the source of shares of mandatory convertible preferred stock to close out the covered short position, the underwriters will consider, among other things, the price of mandatory convertible preferred stock available for purchase in the open market as compared to the price at which they may purchase mandatory convertible preferred stock through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing mandatory convertible preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the mandatory convertible preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Stabilizing transactions consist of various bids for or purchases of mandatory convertible preferred stock or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the mandatory convertible preferred stock or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the mandatory convertible preferred stock or preventing or retarding a decline in the market price of the mandatory convertible preferred stock. As a result, the price of the mandatory convertible preferred stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the mandatory convertible preferred stock or our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Affiliates of certain underwriters are lenders under our revolving credit facility. Affiliates of certain underwriters are lenders under RKI’s credit facility and/or hold a portion of the RKI Notes and accordingly, such underwriters and/or their affiliates will receive a portion of the proceeds of this offering. In addition, Barclays Capital Inc. acted as financial advisor to us in connection with the Acquisition. Certain of the underwriters also serve as underwriters for our Concurrent Offerings. Barclays Capital Inc. has agreed to provide the Bridge Facility in the event this offering and/or the Concurrent Offerings are not consummated. The aggregate amount of commitments in respect of the Bridge Facility will be reduced by the gross proceeds of this offering and the Concurrent Offerings.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. Any such credit default swaps or short positions could adversely affect future trading prices of the mandatory convertible preferred stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of mandatory convertible preferred stock which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), per Relevant Member State, subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of mandatory convertible preferred stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of mandatory convertible preferred stock to the public” in relation to any mandatory convertible preferred stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the mandatory convertible preferred stock to be offered so as to enable an investor to decide to purchase or subscribe for the mandatory convertible preferred stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement and any other material in relation to the mandatory convertible preferred stock described herein are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons”. The mandatory convertible preferred stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such mandatory convertible preferred stock will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The mandatory convertible preferred stock is not being offered to the public in the United Kingdom.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the mandatory convertible preferred stock on behalf of us. The validity of the shares of mandatory convertible preferred stock will be passed on for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPX Energy, Inc. appearing in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 including the schedule appearing therein, and the effectiveness of WPX Energy, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of RKI Exploration & Production, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, certified registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Approximately 88 percent of our year-end 2014 U.S. proved reserves estimates included in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus supplement upon the authority of said firm as an expert in these matters.

Information included and incorporated by reference in this prospectus supplement regarding RKI Exploration & Production, LLC’s estimated quantities of oil and natural gas reserves was prepared by LaRoche Petroleum Consultants, Ltd., independent petroleum engineers, geologists and geophysicists, as stated in their reserve reports with respect thereto.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN

DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy our reports filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. However, except for our filings with the SEC that are incorporated by reference into this prospectus supplement, the information on or accessible through our website is not a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed with the SEC on March 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 6, 2015;

•

our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on January 29, 2015, March 24, 2015, May 28, 2015 and July 14, 2015; and

•

the description of our common stock contained or incorporated by reference into our Form 10, filed with the SEC on October 20, 2011, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus supplement and prior to the sale of all the shares covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.

PROSPECTUS

WPX Energy, Inc.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

We may offer and sell, from time to time, in one or more offerings, any of the following securities:

•	shares of our common stock,

•	shares of our preferred stock,

•	one or more series of debt securities, which may consist of debentures, notes or other types of debt.

This prospectus provides a general description of these securities. We may provide specific terms of any securities to be offered in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in the prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is listed on the New York Stock Exchange under the symbol “WPX.” Any prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus and “Item 1A—Risk Factors” beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein, as well as the “Risk Factors” section of any applicable prospectus supplement or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2015

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should rely only on the information provided in this prospectus, any prospectus supplement and any applicable free writing prospectus, together with any information incorporated by reference. We have not authorized any person to provide you with any additional or different information. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement (or any document previously incorporated by reference herein or therein) will supersede the information in this prospectus or any accompanying prospectus supplement (or such document previously incorporated by reference herein or therein).

In this prospectus, except as otherwise indicated or as the context otherwise requires, “WPX,” “we,” “our,” “our company” and “us” refer to WPX Energy, Inc., a Delaware corporation, and all of its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. You should review carefully the risks described under “Item 1A—Risk Factors” beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein, as well as the “Risk Factors” section of any applicable prospectus supplement, any applicable free writing prospectus or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the risks related to our business and investing in our securities discussed in “Item 1A—Risk Factors” beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto.

Overview

Incorporated in 2011, we are an independent oil and natural gas exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on developing and growing our oil positions in the Williston Basin in North Dakota and the San Juan Basin in the southwestern United States and on profitably exploiting our significant natural gas reserves base and related natural gas liquids (“NGLs”) in the Piceance Basin of the Rocky Mountain region.

We have built a geographically diverse portfolio of natural gas and oil reserves through organic development and strategic acquisitions. Our domestic proved reserves at December 31, 2014 were 4,360 billion cubic feet of gas equivalent (“Bcfe”). As of December 31, 2014, our domestic reserves reflect a mix of 72 percent natural gas, 18 percent crude oil and 10 percent NGLs. During 2014, we replaced our domestic production for all commodities at a rate of 94 percent. For oil alone, we replaced 421 percent of our oil production during 2014. Our Piceance Basin operations form the majority of our proved reserves and current production, providing a low-cost, scalable asset base.

Our principal areas of operation are the Williston Basin in North Dakota, the San Juan Basin in New Mexico and Colorado and the Piceance Basin in Colorado.

Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and in any prospectus supplement or any free writing prospectus include forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included in any of the foregoing documents that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved natural gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Acquisitions or divestitures;

•	Seasonality of our business; and

•	Natural gas, NGLs and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus or the documents incorporated by reference herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions or otherwise.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any securities that may be offered hereby for our general corporate purposes, which may include repayment of indebtedness, acquisitions, working capital, capital expenditures and repurchases of our common stock. Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	1.97	2.56	(a)	(b)	2.49	(c)

The ratio of earnings to fixed charges has been computed by dividing (i) income (loss) from continuing operations before income taxes and equity earnings, (ii) fixed charges and (iii) distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees less capitalized interest by fixed charges. Fixed charges consist of interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investees and rental expense in an amount deemed to be representative of the interest factor.

For the periods indicated above, we had no outstanding shares of preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

(a)	Earnings were inadequate to cover fixed charges by $1,730 million.
(b)	Earnings were inadequate to cover fixed charges by $260 million.
(c)	Earnings were inadequate to cover fixed charges by $887 million.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our capital stock as provided in our amended and restated certificate of incorporation and amended and restated bylaws. We also refer you to our amended and restated certificate of incorporation (including our amendment to our amended and restated certificate of incorporation) and our amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

Our authorized capital stock consists of (i) 2,000,000,000 shares of common stock, par value $0.01 per share and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2015, we had 205,057,581 shares of common stock outstanding and no shares of preferred stock outstanding.

Authorized but unissued shares of our capital stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The Delaware General Corporation Law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WPX.”

Voting Rights

Each share of our common stock entitles its holder to one vote in the election of each director. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so, subject to any voting rights granted to holders of any preferred stock. Generally, except as discussed in “—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions,” all matters to be voted on by stockholders must be approved by a majority of the total voting power of the common stock present in person or represented by proxy at a meeting at which a quorum exists, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in the amended and restated certificate of incorporation (as further discussed in “—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions”), and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the amended and restated certificate of incorporation must be approved by a majority of the votes entitled to be cast by the holders of common stock.

Dividends

Subject to the rights, if any, of holders of any outstanding series of preferred stock, holders of our common stock are entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on our common stock will be paid at the discretion of our board of directors after taking into account various factors, including:

•	our financial condition;

•	our results of operations;

•	our capital requirements and development expenditures;

•	our future business prospects; and

•	any restrictions imposed by future debt instruments.

Other Rights

On liquidation, dissolution or winding up of WPX, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including the following:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights, if any, and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will have conversion privileges and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate, if any;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of the series; and

•	any other relative rights, preferences and limitations of such series.

The preferred stock may be issued from time to time in one or more series. The particular terms of each series being offered will be described in the prospectus supplement relating to that series of preferred stock. You should also refer to our amended and restated certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. The certificate of designations with respect to each series of preferred stock offered will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Each series of preferred stock will, when issued against full payment of the purchase price relating to a series of preferred stock, be fully paid and nonassessable.

Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes until the election of directors at the annual meeting of stockholders to be held in 2017. Commencing at the 2015 annual meeting of stockholders, successors to the class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified. Commencing with the election of directors at the 2017 annual meeting of stockholders, the board of directors shall no longer be divided into classes and all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.

Election and Removal of Directors

A director nominee shall be elected to our board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Our amended and restated certificate of incorporation requires that directors may only be removed for cause and only by the affirmative vote of not less than 75% of votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation does not provide for our stockholders to act by written consent.

Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of our stockholders may be called only by (i) our board of directors or (ii) the chairman of our board of directors with the concurrence of a majority of our board of directors.

Amendments to Certain Provisions of our Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the provisions of our bylaws relating to the calling of meetings of stockholders, notice of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors (and any provision relating to the amendment of any of these provisions) may only be amended by the vote of a majority of our entire board of directors or by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Amendment of Certain Provisions of our Certificate of Incorporation

The amendment of any of the above provisions in our amended and restated certificate of incorporation requires approval by the vote of a majority of our entire board of directors followed by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction in which the stockholder became an “interested stockholder” is approved by the board of directors prior to the date the “interested stockholder” attained that status;

•	upon completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding and not outstanding, voting stock owned by the interested stockholder, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	on or subsequent to the date a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Under our amended and restated certificate of incorporation, subject to limitations imposed by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

We may offer the debt securities from time to time as senior debt. The debt securities will be issued under the indenture, dated as of September 8, 2014, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the indenture are also governed by certain provisions of the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The debt securities may be issued from time to time in one or more series. The particular terms of each series which is offered by a prospectus supplement will be described in the related prospectus supplement.

We have summarized the material terms of the indenture below. The indenture has been incorporated by reference as an exhibit to the registration statement. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” You should read the indenture for provisions that may be important to you. Whenever we refer in this prospectus or in the related prospectus supplement to particular sections or defined terms contained in the indenture, those sections or defined terms are incorporated by reference in this prospectus or the related prospectus supplement, as applicable.

In this section, “WPX,” “we,” “our,” “our company” and “us” refer only to WPX Energy, Inc. and not to any of our subsidiaries.

General

The indenture provides that debt securities in separate series may be issued by us from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest. The debt securities will be unsecured obligations of our company.

A prospectus supplement will set forth the following terms of, and information relating to, the debt securities:

(1) the title of the debt securities;

(2) any initial limit upon the aggregate principal amount of the series (subject to our ability to issue additional notes under any series);

(3) the date or dates on which the principal and premium, if any, of the debt securities is payable;

(4) the rate or rates, or the method of determination of rates, at which the debt securities will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable and, if other than as set forth in the indenture, the record dates for the determination of holders to whom interest is payable;

(5) in addition to the office or agency of in the Borough of Manhattan, The City of New York, any other place or places where the principal of, and premium, if any, and any interest on the debt securities will be payable;

(6) the specified currency of the debt securities;

(7) the currency or currencies in which payments on the debt securities are payable, if other than the specified currency;

(8) the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

(9) our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or procedures by which and the period or periods within which and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

(10) if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities will be issuable;

(11) if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

(12) if the principal of or interest on the debt securities are to be payable, at our election or a holder thereof, in a coin or currency other than the specified currency, the period or periods within which, and the terms and conditions upon which, such election may be made;

(13) if the amount of payments of principal of and interest on the debt securities may be determined with reference to an index based on a coin or currency other than the specified currency, the manner in which such amounts shall be determined;

(14) any addition to, or modification of, any events of default with respect to the debt securities, and whether any such additional or modified events of default shall be subject to covenant defeasance;

(15) if other than the rate of interest stated in the title of the debt securities, the applicable overdue rate;

(16) in the case of any series of non-interest bearing debt securities, the applicable dates for purposes of furnishing the trustee the list of names and addresses of the holders of the debt securities in compliance with the indenture;

(17) if other than The Bank of New York Mellon Trust Company, N.A. is to act as trustee for the debt securities, the name and principal office of such trustee;

(18) if either or both of legal defeasance and covenant defeasance provisions of the indenture do not apply to the debt securities;

(19) if applicable, that the debt securities shall be issuable in whole or in part in the form of one or more global securities and, in such case, the name of the respective depositaries for such global securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of those set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

(20) any addition to, or modification of, any covenants set forth in the indenture with respect to the debt securities, and whether any such additional or modified covenant shall be subject to covenant defeasance; and

(21) any other terms of the debt securities.

If a series of debt securities is denominated in a currency or currency unit other than U.S. dollars, the prospectus supplement will specify the denomination in which the debt securities will be issued and the coin or currency in which the principal and any premium or interest on those debt securities will be payable. In addition, special U.S. federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

The debt securities may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement.

Merger, Consolidation and Sale of Assets

The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (as defined in the indenture) (taken as a whole) in one or more related transactions to another Person (as defined in the indenture), unless:

(1) either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the debt securities outstanding thereunder and the performance of all of our obligations under the indenture and the debt securities outstanding thereunder;

(3) we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4) immediately after giving effect to such transaction, no event of default or event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as WPX therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the debt securities.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

An assumption of our obligations on the debt securities and under the indenture by any successor Person might be deemed for U.S. federal income tax purposes to cause an exchange of the debt securities for new debt securities by the beneficial owners thereof, resulting in recognition of gain or possible loss for such purposes and possibly other adverse tax consequences to the beneficial owners. You should consult your tax advisors regarding the tax consequences of such an assumption.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

(1) a default in the payment of interest on the debt securities of such series when due that continues for 30 days;

(2) a default in the payment of the principal of or any premium, if any, on the debt securities of such series when due at their stated maturity, upon redemption, or otherwise;

(3) default in the making or satisfaction of any sinking fund payment or analogous obligation as and when the same shall become due and payable by the terms of the debt securities of such series;

(4) failure by us duly to observe or perform any other of the covenants or agreements in the indenture (other than a covenant or agreement in respect of the debt securities of such series a default in whose observance or performance is elsewhere in this “—Events of Default” specifically dealt with), which failure continues for a period of 60 days, or, in the case of any reporting covenant, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding debt securities of such series; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure;

(5) certain events of bankruptcy, insolvency or reorganization affecting us; and

(6) any other event of default provided with respect to debt securities of that series.

In case an event of default specified in clause (1), (2) or (3) above shall occur and be continuing with respect to the debt securities of such series, holders of at least 25%, and in case an event of default specified in clause (4) or (6) (unless, in the case of clause (6), otherwise provided for in the applicable series of debt securities) above shall occur and be continuing with respect to the debt securities of such series, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series outstanding under the indenture to be due and payable immediately. If an event of default described in clause (5) above shall occur and be continuing then the principal amount of all the debt securities of such series then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of such series may direct the trustee in its exercise of any trust or power with respect to the debt securities of such series. The indenture provides that the trustee may withhold notice to the holders of debt securities of any such series of any default with respect to the debt securities of such series (except in payment of principal of or interest or premium on the debt securities of such series) if the trustee considers it in the interest of holders to do so.

Holders of not less than a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of such series, waive any past or existing default or event of default under the indenture and its consequences, except a continuing default (a) in the payment of principal of, or interest or premium, if any, on the debt securities of such series or (b) in respect of a covenant or other provision of the indenture, which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Modification and Amendment

The indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment voting as a single class. We may not make any of the following modifications or amendments to the indenture without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment:

(1) change the stated maturity of the principal of, or scheduled date for the payment of any installment of interest on, any debt security;

(2) reduce the principal amount of, the rate of interest payable on, or any premium payable upon the redemption of, any debt security;

(3) change the place of payment for any debt security or the currency in which the principal of, or any premium or interest on, any debt security is payable;

(4) impair or affect the right to institute suit for the enforcement of any payment of principal, premium, or interest on or with respect to any debt security on or after the date that such payment has become due and payable;

(5) with respect to the debt securities of a series the terms of which provide for the making and consummation of an offer to repurchase such debt securities in connection with a change of control (as defined in such terms), amend, change or modify our obligation to make and consummate such offer to repurchase after the related change of control has occurred, including amending, changing or modifying any definition relating thereto; or

(6) reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for any supplemental indenture amending or modifying the indenture or any waiver (of certain defaults and their consequences) provided for in the indenture or reduce the requirements contained in the indenture for quorum or voting.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has been included expressly and solely for the benefit of one or more particular series of debt securities, or that modifies the rights of holders of debt securities of such series with respect to such covenant or other provision, are deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that we and the trustee may, at any time and from time to time, without the consent of any holders of the debt securities of any series, enter into one or more supplemental indentures, in form satisfactory to the trustee, for any of the following purposes:

(1) to evidence the succession of another person to us, and the assumption by any such successor of our covenants in the indenture and the debt securities;

(2) to add to our covenants for the benefit of the holders of all or any series of the debt securities (as shall be specified in such supplemental indenture or indentures) or to surrender any right or power in the indenture conferred on us;

(3) to establish the forms or terms of the debt securities;

(4) to evidence and provide for acceptance of appointment of a successor trustee under the indenture with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(5) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (4) shall adversely affect the interests of the holders of the debt securities of any series then outstanding in any material respect;

(6) to add any additional events of default with respect to all or any series of debt securities (as shall be specified in such supplement indenture);

(7) to supplement any of the provisions of the indenture to such extent as shall be necessary for the defeasance and discharge of any series of debt securities pursuant to “—Discharge, Legal Defeasance and Covenant Defeasance”; provided that any such action shall not adversely affect the interests of any holder of any outstanding debt security of such series or any other debt security in any material respect;

(8) to add guarantees in respect of the debt securities of one or more series and to provide for the terms and conditions of release thereof;

(9) to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities of one or any series any property or assets and to provide for the terms and conditions of any release thereof;

(10) to provide for definitive securities in addition to or in place of global securities;

(11) to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture;

(12) to add to, change or eliminate any of the provisions of the indenture or any indentures supplemental thereto in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) shall not apply to, or modify the rights of any holder of, any such debt securities created prior to the execution of such supplemental indenture, or (ii) shall become effective only when no debt securities created prior to the execution of such supplemental indenture are outstanding;

(13) to conform the text of the indenture or the debt securities of any series to any provision of the applicable description thereof in the related prospectus or prospectus supplement to the extent that such provision, in our good faith judgment, was intended to be a recitation of a provision of the indenture or such debt securities; or

(14) to make any other change that does not adversely affect the rights of holders of outstanding debt securities in any material respect.

Discharge, Legal Defeasance and Covenant Defeasance

The indenture provides that we may satisfy and discharge our obligations under the debt securities of any series and the indenture if:

(1) either:

(a)	all debt securities of such series previously authenticated and delivered have been delivered to the trustee for cancellation, except mutilated, lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us or discharged from such trust; or

(b)	all such debt securities of such series not delivered to the trustee for cancellation have become due and payable, mature within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and we irrevocably deposit or cause to be deposited in trust with the trustee, as trust funds solely for the benefit of the holders, for such purpose, money in an amount sufficient or governmental obligations, the scheduled payments of principal of and interest on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee, which opinion need be given only if governmental obligations have been so deposited) without consideration of any reinvestment to pay and discharge the entire indebtedness on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be; and

(2) we pay or cause to be paid all other sums payable by us under such indenture with respect to outstanding debt securities of such series; and

(3) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee and our and the trustee’s obligations to hold funds in trust and to apply such funds pursuant to the terms of the indenture with respect to the debt securities of such series, with respect to issuing temporary debt securities of such series, with respect to the registration, transfer and exchange of debt securities of such series, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities of such series and with respect to the maintenance of an office or agency for payment with respect to the debt securities of such series, shall in each case survive such satisfaction and discharge.

The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) we may, with respect to debt securities of such series, omit to comply with the covenants under “—Merger, Consolidation or Sale of Assets,” and (unless otherwise set forth therein) any additional covenants described in the applicable prospectus supplement, and such omission shall be deemed not to be an event of default under clause (3) of the first paragraph of “—Events of Default and Remedies” with respect to the debt securities of such series (“covenant defeasance”) and provided that the following conditions shall have been satisfied:

(1) we have irrevocably deposited or caused to be deposited in trust with the trustee as trust funds solely for the benefit of the holders of such debt securities of such series, money in an amount sufficient or government obligations, the scheduled payments of principal of and interest on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be;

(2) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(3) no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit (other than an event of default resulting from non-compliance with any covenant from which we are released upon effectiveness of such defeasance or covenant defeasance as applicable);

(4) we shall have delivered to the trustee an opinion of counsel as described in the indenture to the effect that: the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(5) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance or covenant defeasance have been complied with; and

(6) if the debt securities of such series are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made.

Notwithstanding a defeasance or covenant defeasance with respect to the debt securities of such series, our obligations with respect to the following will survive until otherwise terminated or discharged under the terms of the indenture or until no debt securities of such series are outstanding:

(1) the rights of holders to receive payments in respect of the principal of, interest on or premium, if any, on such debt securities of such series when such payments are due from the trust referred in clause (1) in the preceding paragraph;

(2) the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust with respect to the debt securities;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the defeasance provisions of the indenture.

No Personal Liability

None of any affiliate, director, officer, partner, employee, incorporator, manager or owner of our Capital Stock (as defined in the indenture), as such, will have any liability for any of our obligations under the debt securities of any series, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities of such series by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities of such series. The waiver may not be effective to waive liabilities under the federal securities laws.

Notices

Notices to holders of the debt securities of any series will be given by mail to the addresses of such holders as they appear in the security register.

Reports

We will be required to file with the trustee, within 30 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time such documents are filed via the EDGAR system or such successor procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture.

Title

We or the trustee may treat the registered owner of any registered debt security as the owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be a part of the indenture and shall, to the extent applicable, be governed by those provisions.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to the debt securities of such series, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities of a series, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of certain considerations associated with the purchase of the securities offered under this prospectus by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the securities to be offered under this prospectus of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of securities to be offered under this prospectus by an ERISA Plan with respect to which any of the issuer, the underwriter, or their affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the securities to be offered under this prospectus. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities to be offered under this prospectus nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the securities to be offered under this prospectus should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a security, each purchaser and subsequent transferee of a security will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the securities constitutes assets of any Plan or (ii) the purchase and holding of the securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the securities.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPX Energy, Inc. appearing in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 including the schedule appearing therein, and the effectiveness of WPX Energy, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of RKI Exploration & Production, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Approximately 88 percent of our year-end 2014 U.S. proved reserves estimates included in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus upon the authority of said firm as an expert in these matters.

Information incorporated by reference in this prospectus regarding RKI Exploration & Production, LLC’s estimated quantities of oil and natural gas reserves was prepared by LaRoche Petroleum Consultants, Ltd., independent petroleum engineers, geologists and geophysicists, as stated in their reserve reports with respect thereto.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy our reports filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed with the SEC on March 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 6, 2015;

•	our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on January 29, 2015, March 24, 2015, May 28, 2015 and July 14, 2015; and

•	the description of our common stock contained or incorporated by reference into our Form 10, filed with the SEC on October 20, 2011, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the sale of all the securities covered by this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.

7,000,000 Shares

WPX Energy, Inc.

6.25% Series A Mandatory Convertible Preferred Stock

Prospectus Supplement

July 16, 2015

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Citigroup

J.P. Morgan	Wells Fargo Securities	BNP PARIBAS

Joint Lead Manager

BBVA

Co-Managers

Credit Agricole CIB	MUFG	RBC Capital Markets

Scotia Howard Weil	US Bancorp	TD Securities

BB&T Capital Markets	BOSC, Inc.	Credit Suisse